                                                                    Exhibit 99.2

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES



                                                                                            Page
ENHANCE FINANCIAL SERVICES GROUP INC

Independent Auditors' Report                                                                  2

Consolidated Balance Sheets as of December 31, 1999 and 1998                                  3

Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997                                                         4

Consolidated Statements of Shareholders' Equity for the Years Ended
     December 31, 1999, 1998 and 1997                                                         5

Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997                                                         6

Notes to Consolidated Financial Statements                                                    7

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC AND AFFILIATES, Combined
Financial Statements for the Years Ended December 31, 1999, 1998 and
1997                                                                                      Schedule I


All schedules not included are omitted because they are either not applicable or because the information required therein is included in Notes to Consolidated Financial Statements.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Enhance Financial Services Group Inc.

We have audited the accompanying consolidated balance sheets of Enhance Financial Services Group Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Enhance Financial Services Group Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
March 27, 2000
New York, New York

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                       (In thousands except share amounts)



                                                                           December 31,        December 31,
                                                                               1999                1998
                                                                             --------            --------

ASSETS
       Investments:
            Fixed maturities, held to maturity, at amortized cost           $ 177,607           $ 196,768
                     (market value $181,474 and $205,792)
             Fixed maturities available for sale, at market                   745,963             694,374
                     (amortized cost $778,751 and $657,644)
            Other invested assets                                              10,935                  --
            Common stock - at market (cost $498)                                  839                 839
            Short-term investments                                             34,657              50,794
                                                                             --------            --------
                Total Investments                                             970,001             942,775

      Investment in affiliates                                                108,001              96,867
      Cash and cash equivalents                                                 2,558               5,542
      Federal income taxes recoverable                                          7,859               9,717
      Premiums and other receivables                                           22,959              35,950
      Accrued interest and dividends receivable                                18,977              15,241
      Deferred policy acquisition costs                                       119,213             103,794
      Furniture, fixtures and equipment                                        10,206               4,506
      Prepaid reinsurance premiums                                              8,772               7,000
      Reinsurance recoverable on unpaid losses                                  2,286               2,500
      Receivable from affiliates                                                1,170              16,710
      Receivable for securities                                                    --               9,590
      Prepaid federal income tax                                               24,797              29,267
      Deferred income taxes-net                                                68,587                  --
      Goodwill                                                                 24,196              23,200
      Other assets                                                             64,350              38,025
                                                                             --------            --------
               Total Assets                                                $1,453,932          $1,340,684
                                                                           ==========          ==========

LIABILITIES, DEFERRED CREDIT AND SHAREHOLDERS' EQUITY
      Liabilities

            Losses and loss adjustment expenses                              $ 51,970            $ 36,239
            Reinsurance payable on paid losses and loss
                 adjustment expenses                                            8,997               5,994
            Deferred premium revenue                                          346,088             315,215
            Accrued profit commissions                                          2,554               2,511
            Deferred income taxes                                                  --             108,836
            Long-term debt                                                     75,000              75,000
            Short-term debt                                                   113,941              54,290
            Payable for securities                                                 --              11,557
            Accrued expenses and other liabilities                             41,078              24,843
            Payable to affiliates                                                  --              43,553
                                                                             --------            --------
                   Total Liabilities                                         $639,628            $678,038
                                                                             --------            --------
     Deferred Credit                                                          138,000                  --
                                                                             --------
     Shareholders' Equity
            Common stock - $.10 par value
                 Authorized - 100,000,000 shares
                 Issued - 40,007,404 and 39,812,937 shares                 $    4,001          $    3,981
            Additional paid-in capital                                        253,109             249,851
            Retained earnings                                                 477,715             418,214
            Accumulated other comprehensive income                           (25,935)              23,186
            Treasury stock                                                   (32,586)            (32,586)
                                                                             --------            --------
                 Total Shareholders' Equity                                   676,304             662,646
                                                                             --------            --------
                  Total Liabilities, Deferred Credit and
                     Shareholders' Equity                                  $1,453,932          $1,340,684
                                                                           ==========          ==========


                 See notes to consolidated financial statements

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per share amounts)




                                                                                   Years ended December 31,
                                                                       -------------------------------------------------
                                                                            1999             1998             1997
                                                                       ---------------  ---------------  ---------------

REVENUES

    Net premiums written                                                     $132,953         $129,299         $100,506
    Increase in deferred premium revenue                                      (29,102)         (26,962)         (15,051)
                                                                       ---------------  ---------------  -----------------
         Premiums earned                                                      103,851          102,337           85,455
    Net investment income                                                      58,053           53,423           50,618
    Net realized (losses)gains on sale of investments                          (3,039)           2,434              657
    Assignment sales                                                           30,723           45,376           29,200
    Other income                                                                7,996            3,914            4,463
                                                                       ---------------  ---------------  ---------------
         Total revenues                                                       197,584          207,484          170,393
                                                                       ---------------  ---------------  ---------------

EXPENSES

    Losses and loss adjustment expenses                                        26,156           10,324            9,755
    Policy acquisition costs                                                   39,959           35,007           30,020
    Profit commissions                                                          1,019            1,073              719
    Other operating expenses - insurance                                       17,802           13,683           12,225
                             - non-insurance                                   52,320           39,873           25,141
                                                                       ---------------  ---------------  ---------------
         Total expenses                                                       137,256           99,960           77,860
                                                                       ---------------  ---------------  ---------------
    Income from operations                                                     60,328          107,524           92,533
    Equity in income of affiliates                                             19,708           14,066            8,778
    Minority interest                                                             429               --                -
    Foreign currency loss                                                         (32)            (283)             (38)
    Interest expense                                                          (10,989)          (8,500)          (7,317)
                                                                       ---------------  ---------------  ---------------
         Income before income taxes                                            69,444          112,807           93,956
    Income taxes                                                                  820           30,350           25,150
                                                                       ---------------  ---------------  ---------------
         NET INCOME                                                           $68,624          $82,457          $68,806
                                                                       ===============  ===============  ===============

Earnings per share - Basic                                                      $1.81            $2.20            $1.86
                                                                               -----            ------           -----
                   - Diluted                                                    $1.76            $2.10            $1.78
                                                                               -----            ------           -----
Weighted average shares outstanding - Basic                                    38,000           37,520           37,069
                                                                              -------          -------           ------
                                    - Diluted                                  39,024           39,275           38,627
                                                                              -------          -------           ------



                 See notes to consolidated financial statements

                        ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                         (In thousands except share amounts)



                                                      Common Stock               Treasury Stock
                                                 -------------------------   ------------------------
                                                                                                            Additional
                                                   Shares         Amount        Shares       Amount       Paid-in Capital
                                                 -----------   -----------   -----------   -----------    ---------------

Balance,  December 31, 1996                       37,066,650   $     3,706       928,550   $    (7,758)   $   199,994
  Comprehensive income:
    Net income for the period                             --            --            --            --             --
    Unearned compensation adjustment
      (net of tax of $7)                                  --            --            --            --             --
    Unrealized gains during the period
      (net of tax of $7,106)                              --            --            --            --             --
    Reclassification adjustment for gains
      included in net income (net of tax
      of $87)                                             --            --            --            --             --
  Total comprehensive income:                             --            --            --            --             --
  Dividends paid ($0.22 per share)                        --            --            --            --             --
  Exercise of stock options                          598,992            60            --            --          7,281
  Issuance of common stock                         1,006,228           101            --            --         21,232
  Purchase of treasury stock                              --            --       355,850        (7,021)            --
                                                 -----------   -----------   -----------   -----------    -----------
Balance,  December 31, 1997                       38,671,870         3,867     1,284,400       (14,779)       228,507
                                                 -----------   -----------   -----------   -----------    -----------
  Comprehensive income:
    Net income for the period                             --            --            --            --             --
    Unearned compensation adjustment
      (net of tax of $202)                                --            --            --            --             --
    Unrealized foreign currency translation
      adjustment (net of tax of $159)                     --            --            --            --             --
    Unrealized gains during the period
      (net of tax of $2,183)                              --            --            --            --             --
    Reclassification adjustment for gains
      included in net income (net of
      tax of $718)                                        --            --            --            --             --
  Total comprehensive income:                             --            --            --            --             --
  Dividends paid ($0.23 per share)                        --            --            --            --             --
  Exercise of stock options                          665,674            66            --            --          9,854
  Issuance of common stock                           475,393            48            --            --         11,490
  Purchase of treasury stock                              --            --       666,394       (17,807)            --
                                                 -----------   -----------   -----------   -----------    -----------
Balance,  December 31, 1998                       39,812,937         3,981     1,950,794       (32,586)       249,851
                                                 -----------   -----------   -----------   -----------    -----------
  Comprehensive income:
    Net income for the period                             --            --            --            --             --
    Unrealized foreign currency translation
      adjustment (net of tax of $1,573)                   --            --            --            --             --
    Unrealized losses during the period
      (net of tax of $25,582)                             --            --            --            --             --
    Reclassification adjustment for losses
      included in net income (net of tax
      of $1,075)                                          --            --
  Total comprehensive income:                             --            --            --            --             --
  Dividends paid ($0.24 per share)                        --            --            --            --             --
  Exercise of stock options                          192,349            19            --            --          3,233
  Issuance of common stock                             2,118             1            --            --             25
                                                 -----------   -----------   -----------   -----------    -----------
Balance,  December 31, 1999                       40,007,404   $     4,001     1,950,794   $   (32,586)   $   253,109
                                                 -----------   -----------   -----------   -----------    -----------


                                                               Accumulated
                                                        Other Comprehensive Income
                                                 -----------------------------------------
                                                                  Foreign
                                                                  Currency     Unrealized
                                                  Unearned       Translation  Holding Grant   Retained
                                                 Compensation    Adjustment     (Losses)       Earnings        Total
                                                 ------------    -----------  ------------    ----------      ---------
Balance,  December 31, 1996                      $       (20)   $        --    $     8,636    $   283,791    $   488,349
  Comprehensive income:
    Net income for the period                             --             --             --         68,806             --
    Unearned compensation adjustment
      (net of tax of $7)                                  20             --             --             --             --
    Unrealized gains during the period
      (net of tax of $7,106)                              --             --         10,894             --             --
    Reclassification adjustment for gains
      included in net income (net of tax
      of $87)                                             --             --           (134)            --             --
  Total comprehensive income:                             --             --             --             --         79,586
  Dividends paid ($0.22 per share)                        --             --             --         (8,195)        (8,195)
  Exercise of stock options                               --             --             --             --          7,341
  Issuance of common stock                                --             --             --             --         21,333
  Purchase of treasury stock                              --             --             --             --         (7,021)
                                                 -----------    -----------    -----------    -----------    -----------
Balance,  December 31, 1997                               --             --         19,396        344,402        581,393
                                                 -----------    -----------    -----------    -----------    -----------
  Comprehensive income:
    Net income for the period                             --             --             --         82,457             --
    Unearned compensation adjustment
      (net of tax of $202)                              (493)            --             --             --
    Unrealized foreign currency translation
      adjustment (net of tax of $159)                     --            714             --             --             --
    Unrealized gains during the period
      (net of tax of $2,183)                              --             --          5,318             --             --
    Reclassification adjustment for gains
      included in net income (net of
      tax of $718)                                        --             --         (1,749)            --             --
  Total comprehensive income:                             --             --             --             --         86,247
  Dividends paid ($0.23 per share)                        --             --             --         (8,645)        (8,645)
  Exercise of stock options                               --             --             --             --          9,920
  Issuance of common stock                                --             --             --             --         11,538
  Purchase of treasury stock                              --             --             --             --        (17,807)
                                                 -----------    -----------    -----------    -----------    -----------
Balance,  December 31, 1998                             (493)           714         22,965        418,214        662,646
                                                 -----------    -----------    -----------    -----------    -----------
  Comprehensive income:
    Net income for the period                             --             --             --         68,624             --
    Unrealized foreign currency translation
      adjustment (net of tax of $1,573)                   --         (2,942)            --             --             --
    Unrealized losses during the period
      (net of tax of $25,582)                             --             --        (48,175)            --             --
    Reclassification adjustment for losses
      included in net income (net of tax
      of $1,075)                                          --             21          1,975             --             --
  Total comprehensive income:                             --             --             --             --         19,503
  Dividends paid ($0.24 per share)                        --             --             --         (9,123)        (9,123)
  Exercise of stock options                               --             --             --             --          3,252
  Issuance of common stock                                --             --             --             --             26
                                                 -----------    -----------    -----------    -----------    -----------
Balance,  December 31, 1999                      $      (493)   $    (2,207)   $   (23,235)   $   477,715    $   676,304
                                                 -----------    -----------    -----------    -----------    -----------


                 See notes to consolidated financial statements

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                                  Years ended December 31,
                                                                 -----------------------------------------------------------
                                                                       1999                1998                 1997
                                                                 -----------------   ------------------  -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                          $68,624              $82,457              $68,806
      Adjustments to reconcile net income to net cash
          provided by operating activities:
         Depreciation and amortization, net                                (6,272)               (7,696)              (8,869)
         Gain (loss) on sale of investments, net                            3,039               (2,434)                (657)
         Equity in income of affiliates                                   (19,708)              (14,066)              (8,778)
         Compensation, restricted stock award program                          --                   --                   20
         Change in assets and liabilities, net of effects
           of purchase of Singer:
            Premiums receivable                                            12,991               (5,992)              (4,775)
            Accrued interest and dividends receivable                      (3,736)              (2,282)              (1,525)
            Accrued expenses and other liabilities                         16,235                8,699               12,072
            Deferred policy acquisition costs                             (15,419)              (8,149)              (8,320)
            Deferred premium revenue, net                                  29,101               26,961               15,050
            Accrued profit commissions                                         43               (1,257)                 718
            Losses and loss adjustment expenses, net                       18,948                5,267                5,745
            Payable to (receivable from) affiliates                       (28,013)              29,466               (5,671)
            Payable (receivable) for securities                            (1,967)              (2,649)               4,903
            Other                                                         (28,814)             (18,932)             (15,700)
            Income taxes, net                                             (10,440)               6,281               14,789
                                                                          -------             --------             --------
      Net cash provided by operating activities                            34,612               95,674               67,808
                                                                          -------             --------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of property and equipment                                   (7,287)              (2,616)              (2,027)
      Proceeds from sales and maturities of investments                   362,863              309,582              412,892
      Purchase of investments                                            (459,900)            (364,674)            (444,793)
      Purchase of other invested assets                                    (9,531)                  --                   --
      Sales(purchases) of short-term investments, net                      16,137                   33              (16,211)
      Investment in affiliates                                                 --              (32,401)             (10,640)
      Return of capital from affiliates                                      6,317                  --                   --
      Cash of previously unconsolidated subsidiary                             --                   --                  147
                                                                          -------             --------             --------
      Net cash used in investing activities                               (91,401)             (90,076)             (60,632)
                                                                          -------             --------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Capital stock                                                         3,277                9,920                7,341
      Short-term debt                                                      59,651               10,790                1,000
      Dividends paid                                                       (9,123)              (8,645)              (8,195)
      Purchase of treasury stock                                               --              (17,807)              (7,021)
                                                                          -------             --------             --------
Net cash  provided by (used in) financing activities                       53,805               (5,742)              (6,875)
                                                                          -------             --------             --------
Net change in cash and cash equivalents                                    (2,984)                (144)                 301
Cash and cash equivalents, beginning of year                                5,542                5,686                5,385
                                                                          -------             --------             --------
Cash and cash equivalents, end of year                                     $2,558               $5,542               $5,686
                                                                          =======             ========             ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
      INFORMATION:

            Cash paid during the year for income taxes                    $14,114               $3,000              $10,678
                                                                          =======             ========             ========
            Cash paid during the year for interest                         $8,817               $8,591               $8,136
                                                                          =======             ========             ========




                 See notes to consolidated financial statements

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 1 - ORGANIZATION

Enhance Financial Services Group Inc. ("Enhance Financial," and together with its consolidated subsidiaries, the "Company") is a holding company which was incorporated in the State of New York in December 1985 and commenced operations in November 1986. The Company principally engages, through its indirect wholly-owned, New York-domiciled insurance subsidiaries Enhance Reinsurance Company ("Enhance Re") and Asset Guaranty Insurance Company ("Asset Guaranty") (together, the "Insurance Subsidiaries"), which are owned by a wholly-owned subsidiary of Enhance Financial, Enhance Investment Corporation ("EIC"), in the reinsurance of financial guaranties of municipal and asset backed debt obligations issued by monoline financial guaranty insurers. EIC was dissolved in March 2000 and its assets, which primarily consist of the capital stock of the Insurance Subsidiaries, were transferred to Enhance Financial. In addition, the Company is engaged in other insurance, reinsurance and non-insurance businesses that utilize the Company's expertise in performing sophisticated analyses of complex, credit-based risks.

The Company's other insurance businesses involve the issuance of direct financial guaranties of smaller municipal debt obligations, trade credit reinsurance, financial responsibility bonds and excess-SIPC/excess-ICS and related type bonds. These other insurance businesses are conducted by the Company's Insurance Subsidiaries, Van-American Companies, Inc. and subsidiaries ("Van-Am", See Note 5), and Enhance Reinsurance (Bermuda) Limited ("EnRe Bermuda"), a Bermuda domiciled insurer.

The Company, through its consolidated subsidiaries, Singer Asset Finance Company, L.L.C. ("Singer", See Note 5), Enhance Life Benefits LLC ("ELB") and AGS Financial L.L.C. ("AGS Financial"), and partially-owned subsidiaries, Credit-Based Asset Servicing and Securitization LLC ("C-BASS", See Note 5) and Sherman Financial Group LLC ("Sherman" see Note 5), is also engaged in the origination, purchase, servicing and/or securitization of special assets, including lottery awards, structured settlement payments, viatical settlements, sub-performing/non-performing residential mortgages and unsecured delinquent consumer assets including credit cards receivables.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), which, for the Insurance Subsidiaries, differ in certain material respects from the accounting practices prescribed or permitted by regulatory authorities (see Note
3). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant accounting policies of Enhance Financial and its subsidiaries are as follows:

CONSOLIDATION

The accompanying financial statements include the accounts of Enhance Financial, Enhance Investment Corporation, the Insurance Subsidiaries, AGS Financial, Singer, ELB, Van-Am and EnRe Bermuda (collectively the "Company"). Investments in which the Company owns from 20% to 50% of those companies and where the Company has a majority voting interest, but where the minority shareholders have substantive participating rights, are accounted for in accordance with the equity method of accounting (See Note 5). All significant intercompany accounts and transactions, and intercompany profits and losses, including these transactions with equity method investee companies, have been eliminated.

INVESTMENTS

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities," management classifies all securities at the time of purchase as "held to maturity" or "available for sale." Fixed maturity securities held to maturity are those securities for which the Company has the intent and has the ability to hold until maturity and are carried at amortized cost. There were no sales of or transfers of securities classified as held-to-maturity for the years ended December 31, 1999, 1998 and 1997. All other fixed maturity securities are classified as available for sale and carried at fair value. Unrealized gains and losses, net of taxes, on the available for sale portfolio are charged or credited to accumulated other comprehensive income.

Common stocks are carried at fair value. Short-term investments are carried at cost, which approximates market. Unrealized gains and losses, net of taxes, on common stocks are reflected in accumulated other comprehensive income. Realized gains or losses on sales of investments are determined on the basis of specific identification.

Other invested assets consist of residential mortgage-backed securities (See
Note 6), which are classified as trading securities and are carried at fair value, with changes in fair value recognized in income currently. At December 31, 1999, the carrying value approximates cost.

DERIVATIVES

The Company uses interest rate swaps and forward treasury lock agreements to hedge interest rate risk associated with unsecuritized assets held and anticipated acquisitions of assets by Singer. Gains and losses on such instruments that qualify as accounting hedges are deferred until the underlying hedged asset is sold, at which time the gain or loss on the related hedge is recognized in income.

The Company uses forward currency contracts to hedge foreign currency exchange risk associated with fixed maturity investments denominated in foreign currencies. Gains and losses on open forward currency exchange contracts, which qualify as accounting hedges are deferred and recognized as an adjustment of the carrying amount of the hedged assets. Gains and losses on expired contracts are recognized currently.

The counterparties to the Company's derivative agreements are substantial and creditworthy multinational commercial banks or other financial institutions which are recognized market makers.

PREMIUM REVENUE RECOGNITION

Premiums are earned in proportion to the level amortization of insured principal over the contract period. Deferred premium revenue represents that portion of premiums which will be earned over the remainder of the contract period, based upon information reported by primary insurers and management's estimate of the amortization of insured principal in those instances where information has not been reported to the Company. When insured issues are refunded or called, the remaining deferred premium revenue is generally earned at that time, since the risk to the Company is considered to have been eliminated.

REINSURANCE

In the normal course of business, the Insurance Subsidiaries reinsure portions of their direct and assumed exposures with other insurance companies through contracts designed to limit losses from certain risks and to protect capital and surplus.

The following summarizes the effect of reinsurance on premiums written and earned (in 000s):

                                                       Years Ended December 31,
                                  1999                           1998                           1997
                                  ----                           ----                           ----
                         Written         Earned         Written         Earned         Written         Earned
                         -------         ------         -------         ------         -------         ------
Direct                   $ 53,999       $ 23,710        $ 30,484        $19,704         $25,477        $13,950
Assumed                    85,001         83,228          99,922         84,248          82,675         75,665
Ceded                     (6,047)        (3,087)          (1,107)        (1,615)         (7,646)        (4,160)
                          -------        -------      ----------        -------         -------        -------
Net premiums             $132,953       $103,851        $129,299       $102,337        $100,506        $85,455
                         ========       ========        ========       ========        ========        =======


The effect of reinsurance on losses and loss adjustments expenses for the years ended December 31, 1999, 1998 and 1997 was a decrease of $1,369,000, $1,230,000 and $335,000, respectively.

In the event that any or all of the reinsurers were unable to meet their obligations, the Insurance Subsidiaries would be liable for such defaulted amounts.

The percentage of assumed premiums written as a part of net premiums written for the years ended December 31, 1999, 1998 and 1997 was 63.9%, 77.3% and 82.3%
respectively.

ASSIGNMENT SALES

The Company acquires financial assets from individuals, including the rights to receive lottery awards and structured settlement payments, and securitizes these payment streams. The Company recognizes revenue from assignment sales in accordance with the requirements of SFAS 125.

Through the securitization process, the Company transfers control over such financial assets and recognizes income to the extent that net sale proceeds upon such transfer of control exceeds amounts paid to individuals, after deducting commissions and other fees paid to third parties.

DEFERRED POLICY ACQUISITION COSTS

Deferred policy acquisition costs comprise those expenses that vary with and are primarily related to the production of insurance premiums, including: commissions paid on reinsurance assumed, salaries and related costs of underwriting and marketing personnel, rating agency fees, premium taxes and certain other underwriting expenses, offset by ceding commission income on premiums ceded to reinsurers. Acquisition costs are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed or be less than recoverable amounts, after considering investment income.

LOSSES AND LOSS ADJUSTMENT EXPENSES ("LAE")

Reserves for losses and LAE in the financial guaranty business are established based on the Company's best estimate of specific and non-specific losses, including expenses associated with settlement of such losses on its insured and reinsured obligations. The Company's estimation of total reserves considers known defaults, reports and individual loss estimates reported by primary insurers and annual increases in the total net par amount outstanding of the Company's insured obligations ($85.6 billion as of December 31, 1999). The Company records a specific provision for losses and related LAE when reported by primary insurers or when, in the Company's opinion, an insured risk is in default or a default is probable and the amount of the loss is reasonably estimable. In the case of obligations with fixed periodic payments, the provision for losses and LAE represents the present value of the Company's ultimate expected losses, adjusted for estimated recoveries under salvage or subrogation rights. The non-specific reserves represent the Company's best estimate of total reserves, less provisions for specific reserves. Generally, when a case basis reserve is established or adjusted, a corresponding adjustment is made to the non-specific reserve. The Company discounts certain financial guaranty liabilities at annual rates which correspond to the Insurance Subsidiaries investment yields ranging from 5.95% to 6.35%. These discounted liabilities at December 31, 1999 and 1998 were $14.9 million and $17.5 million respectively, net of discounts of $12.0 million and $11.0 million, respectively.

Reserves for losses and LAE for the Company's other lines of business, primarily trade credit reinsurance, are based on reports and individual loss estimates received from ceding companies, net of anticipated estimated recoveries under salvage and subrogation rights. In addition, a liability is included for losses and LAE incurred but not reported.

The Company periodically evaluates its estimates for losses and LAE and may adjust such reserves based on the Company's actual loss experience, mix of business and economic conditions. Changes in total estimates for losses and LAE are reflected in current earnings. The Company believes that its total reserves for losses and LAE are adequate to cover the ultimate cost of all claims net of reinsurance recoveries. However, the reserves are based on estimates of losses and LAE, and there can be no assurance that the ultimate liability of the Company will not exceed such estimates.

FEDERAL INCOME TAXES

In accordance with SFAS No. 109, "Accounting for Income Taxes," deferred federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. In the case of the Company, such temporary differences relate principally to premium revenue recognition and deferred acquisition costs. See Note 6 for discussion relating to acquired deferred tax assets.

The Internal Revenue Code permits municipal bond insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to the statutory mandatory contingency reserve during the year. The deduction taken is allowed only to the extent that U.S. Treasury non-interest-bearing tax and loss bonds are purchased at their par value prior to the original due date of the Company's consolidated federal tax return and held in an amount equal to the tax benefit attributable to such deductions. The amounts deducted must be included in taxable income when the contingency reserve is released, at which time the Company may redeem the tax and loss bonds to satisfy the additional tax liability. The purchases of tax and loss bonds are recorded as prepayments of federal income taxes and are not reflected in the Company's current tax provision.

POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

The Company provides various post-retirement and post-employment benefits, including pension, health and life insurance benefits covering substantially all employees who meet certain age and service criteria. The Company accounts for these benefits under the accrual method of accounting. Amounts related to anticipated obligations under the defined benefit pension plan and post-retirement benefits are recorded based on actuarial determinations.

STOCK COMPENSATION PLANS

The Company has in effect a stock option program for key employees and a directors' stock option program for the benefit of directors who are not employees of the Company. In March 1998, the board of directors adopted the Director Stock Ownership Plan pursuant to which directors are entitled to elect to receive all or a portion of their directors fees in the form of Enhance Financial common stock. Under these programs, awards are granted to eligible employees and directors of the Company in the form of Incentive Stock Options, where they qualify under the Internal Revenue Code, or Non-Qualified Stock Options. The Company follows the intrinsic value based method of accounting for stock based compensation as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has provided pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied (See Note 12).

EARNINGS PER SHARE

In accordance with SFAS No. 128, "Earnings per Share," the Company reports "basic" and "diluted" earnings per share ("EPS"). Basic EPS is determined by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities such as employee stock options were exercised. Diluted EPS is computed using the treasury stock method to determine the weighted average number of common stock equivalents outstanding during each year. For all periods presented common stock equivalents comprise outstanding options pursuant to the Company's stock option programs.

Following is a reconciliation of weighted average common shares outstanding to weighted average common and common equivalent shares outstanding for the years ended December 31, 1999, 1998 and 1997 (in 000s).

                                                                  1999             1998            1997
                                                                  ----             ----            ----
Weighted average common shares outstanding                       38,000           37,520         37,069
Dilutive effect of common stock options                           1,024            1,755          1,558
                                                                 ------           ------         ------
Weighted average common and common equivalent
           shares outstanding                                    39,024           39,275         38,627
                                                                 ======           ======         ======


NEW ACCOUNTING PRONOUNCEMENTS

During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information." This pronouncement requires a company to present disaggregated information based on the internal segments used in managing its business. The adoption of this statement did not impact the Company's financial position or results of operations, but it did affect the presentation of the Company's segment disclosures (See Note 17).

Effective in 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement established new rules for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The adoption of this statement had no impact on the Company's financial position or results of operations. SFAS No. 130 requires the Company's unrealized gains and losses and changes in foreign currency translation adjustment to be included in other comprehensive income.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," which becomes effective for the Company January 1, 2001. This pronouncement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will be required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for a change in fair value of a derivative in earnings or other comprehensive income will depend on the intended use of the derivative and the resulting designation. Derivatives can be designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or a firm commitment, (b) a hedge of the exposure to variable cash flows of a forecast transaction. or (c) a hedge of foreign currency exposure of a net investment in foreign operations, an unrecognized firm commitment, an available-for-sale security, or a foreign currency denominated forecasted transaction. The Company is currently reviewing the impact of the implementation of SFAS No. 133 on its financial statements.

In March 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles (the "Codification"). The Codification is intended to standardize regulatory accounting and reporting for the insurance industry and is proposed to be effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices, and it is uncertain when or if, the State of New York will require adoption of the Codification for the preparation of statutory financial statements. The Company has not finalized the quantification of the effects of Codification on its statutory financial statements.

GOODWILL

Goodwill represents the excess of cost of acquisitions over the tangible net assets acquired. Goodwill, which is substantially attributable to the acquisition of Singer, is amortized by the straight-line method over 20 years.

FURNITURE AND FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the lesser of 5 years or the lease term.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, the Company considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents.

STOCK SPLIT

All references to number of common shares and per-share information reflect the two-for-one stock split which was effective on June 26, 1998.

RECLASSIFICATIONS

Certain of the prior years' amounts have been reclassified to conform to the current year presentation.

NOTE 3 -INSURANCE REGULATORY MATTERS

The consolidated financial statements are prepared on the basis of GAAP which, for the Insurance Subsidiaries, differ in certain material respects from accounting practices prescribed or permitted by insurance regulatory authorities. The significant differences result from statutory accounting practices which treat premiums earned, policy acquisition costs, deferred income taxes, investments in fixed maturities and loss reserves differently.

The statutory basis policyholders' surplus of Enhance Re and Asset Guaranty, as reported to insurance regulatory authorities, was $214.8 million and $90.6 million, respectively at December 31, 1999 and $225.7 million and $98.5 million, respectively, at December 31, 1998. Statutory net income of Enhance Re and Asset Guaranty was $38.7 million and $8.4 million, respectively, for the year ended December 31, 1999. Statutory net income of Enhance Re and

Asset Guaranty was $51.7 million and $11.0 million, respectively, for the year ended December 31, 1998 and $40.7 million and $11.7 million, respectively, for the year ended December 31, 1997.

The New York Insurance Law requires financial guaranty insurers to maintain a minimum policyholders' surplus of $65 million. When added to the minimum policyholders' surplus of $3.4 million separately required for the other lines of insurance which it is licensed to write, each of the Insurance Subsidiaries is required to have an aggregate minimum policyholders' surplus of $68.4 million.

Under the New York Insurance Law, the Insurance Subsidiaries may declare or distribute dividends only out of earned surplus. The maximum amount of dividends which may be paid by the Insurance Subsidiaries to Enhance Financial without prior approval of the Superintendent of Insurance is subject to restrictions relating to statutory surplus and net investment income as defined by statute. Enhance Re declared and paid a dividend of $22 million and Asset Guaranty declared and paid a dividend of $4 million for the year ended December 31, 1999. At December 31, 1999, the Insurance Subsidiaries had an additional $11.0 million available for dividend distribution.

The New York Insurance Law establishes single-risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of the insurer's policyholders' surplus and contingency reserves. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

NOTE 4 - INVESTMENTS

The following is a summary of the Company's investments in fixed maturities at December 31, 1999 and 1998 (in 000s):

                                                          Gross          Gross
                                          Amortized      Unrealized     Unrealized
1999                                        Cost           Gains         Losses        Fair Value
----                                        ----           -----         ------        ----------
HELD TO MATURITY
  Private placements                      $ 90,711       $     --       $     --       $ 90,711
  Municipal obligations                     77,231          3,767             --         80,998
  Corporate securities                       3,593            102             --          3,695
  U.S. Government obligations                6,072             81             83          6,070
                                          --------       --------       --------       --------
Total held to maturity                    $177,607       $  3,950       $     83       $181,474
                                          ========       ========       ========       ========
AVAILABLE FOR SALE

  Municipal obligations                   $564,899       $  3,259       $ 28,381       $539,777
  Mortgage-backed securities               121,327             65          3,878        117,514
  Corporate securities                      56,213             82          1,490         54,805
  Asset-backed securities                   21,689            216          2,377         19,528
  U.S. Government obligations               14,623             --            284         14,339
                                          --------       --------       --------       --------
Total available for sale                  $778,751       $  3,622       $ 36,410       $745,963
                                          ========       ========       ========       ========

                                                           Gross         Gross
                                          Amortized      Unrealized     Unrealized
1998                                        Cost           Gains         Losses        Fair Value
----                                        ----           -----         ------        ----------
HELD TO MATURITY
  Private placements                      $ 96,289       $     --       $     --       $ 96,289
  Municipal obligations                     93,290          8,401             --        101,691
  Corporate securities                       4,695            394             --          5,089
  U.S. Government obligations                2,494            229                         2,723
                                          --------       --------       --------       --------
Total held to maturity                    $196,768       $  9,024       $     --       $205,792
                                          --------       --------       --------       --------
AVAILABLE FOR SALE
  Municipal obligations                   $489,477       $ 31,233       $     35       $520,675
  Mortgage-backed securities                95,956          2,644          3,640         94,960
  Corporate securities                      46,732          2,349            605         48,476
  Foreign securities                        22,203          4,497              3         26,697
  U.S. Government obligations                3,276            290             --          3,566
                                          --------       --------       --------       --------
Total available for sale                  $657,644       $ 41,013       $  4,283       $694,374
                                          ========       ========       ========       ========

The amortized cost and estimated fair value of fixed maturities at December 31, 1999 by contractual maturity are shown below (in 000s). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized Cost                  Fair Value
                                                        --------------                  ----------
Fixed maturities, held to maturity
Due in one year or less                                    $  10,414                     $  10,500
Due after one year through five years                         64,273                        65,890
Due after five years through ten years                        53,293                        54,745
Due after ten years                                           49,627                        50,339
                                                           ---------                     ---------
                                                           $ 177,607                     $ 181,474
                                                           =========                     =========

Fixed maturities, available for sale
Due in one year or less                                    $      --                     $      --
Due after one year through five years                         47,102                        47,520
Due after five years through ten years                       128,283                       129,450
Due after ten years                                          603,366                       568,993
                                                             -------                       -------
                                                           $ 788,751                     $ 745,963
                                                           =========                     =========

Proceeds from sales of available for sale investments in fixed maturities during 1999, 1998 and 1997 were approximately $348 million, $301 million and $407 million, respectively. Gross gains of $5.5 million and gross losses of $3.3 million were realized in 1999. A write-down of book values for fixed income securities, in the amount of $5.3 million, resulted in a net realized loss on the sale of investments of $3.0 million in 1999. Gross gains of $5.0 million and gross losses of $2.6 million were realized on those sales in 1998. Gross gains of $4.8 million and gross losses of $4.2 million were realized on those sales in 1997.

Sources of the Company's consolidated net investment income are as follows (in
000s):

                                                                    Years Ended December 31,
                                                                    ------------------------
                                                            1999               1998               1997
                                                            ----               ----               ----
Fixed maturities                                          $56,909            $53,312           $50,258
Short-term investments and cash equivalents                 1,658              2,148             1,872
Other invested assets                                       1,405                  -                 -
Other                                                         436                416               572
                                                           ------             ------            ------
    Total investment income                                60,408             55,876            52,702
Less investment expenses                                    2,355              2,453             2,084
                                                           ------             ------            ------
Net investment income                                     $58,053            $53,423           $50,618
                                                          =======            =======           =======

The net unrealized appreciation (depreciation) of investments included as a component of other accumulated comprehensive income at December 31, 1999 and 1998 is as follows (in 000s):

                                                                              1999               1998
                                                                              ----               ----
Difference between market value and amortized cost of
    available for sale portfolio

   Fixed maturities                                                         $(32,788)           $ 36,730
   Equity securities                                                             341                 341
                                                                            --------            --------
                                                                             (32,447)             37,071
Deferred tax asset (liability)                                                 9,212            (14,106)
                                                                            --------            --------
Net unrealized appreciation of investments                                  $ (23,235)          $ 22,965
                                                                            =========            =======

Unrealized appreciation of investments in equity securities at December 31, 1999 and 1998 includes gross unrealized gains of $341,000.

Under agreements with its primaries and in accordance with statutory requirements, the Insurance Subsidiaries maintain funds (fixed maturities and cash equivalents) in trust accounts principally for the benefit of reinsured companies and for the protection of policyholders in states in which the Insurance Subsidiaries are not licensed. The Company maintains full control over the management of assets held in trust accounts. The carrying amount of such restricted balances amounted to approximately $437 million and $312 million at December 31, 1999 and December 31, 1998, respectively.

See Note 6 for information relating to Other Invested Assets.

NOTE 5 - INVESTMENT IN AFFILIATES

The Company owns 360,000 shares of EIC Corporation Ltd. ("Exporters"), an insurance holding company which, through its wholly-owned insurance subsidiary licensed in Bermuda, insures foreign trade receivables. The Company's investment represented an equity interest of approximately 41% at the date of acquisition and approximately 36.5% (which represents 54% voting interest) at December 31, 1999. The Company accounts for its investment in Exporters in accordance with the equity method of accounting as the control of Exporters does not rest with the Company and since the minority shareholders have substantial participating rights.

The Company owns a controlling equity interest in the outstanding stock of Van-Am and accounts for its investment on a consolidated basis. Due to intense pricing competition in Van-Am's core business and a poor strategic fit with the Company's other operations, the Company decided in 1998 to exit the financial responsibility bond line of business. The Company sold a portion of Van Am business in 1999 and will either sell its remaining interest in Van Am or wind-down Van Am's operations, thereby exiting this line of business. A wind-down of Van Am's operation may take ten or more years. An estimated $4.5 and $2.3 million of expenses associated with this action have been recognized in 1999 and 1998, respectively.

In 1995, the Company acquired all of the outstanding shares of Litton Loan Servicing, Inc. ("LLSI"), a Houston-based loss mitigation residential mortgage servicer. The purchase price approximated the fair market value of the acquired assets and liabilities at the date of acquisition.

In 1996, the Company and MGIC Investment Corporation formed C-BASS, with members of management thereof. C-BASS evaluates, purchases, services and securitizes sub-performing, non-performing, and seller financed residential mortgages and real estate and subordinated residential mortgage-backed securities. At December 31,1999 the Company owned approximately a 48% interest in C-BASS, which is being accounted for on the equity basis of accounting. Effective January 1, 2000, the Company owns approximately a 46% interest in C-BASS. In 1998, the Company contributed substantially all of the assets of in LLSI to C-BASS as part of its initial capital commitment. At December 31, 1999, the Company had contributed $55.5 million of capital to C-BASS. The following table sets forth combined C-BASS financial data as of the date indicated and for the periods then ended (in millions):

                                                                  December 31,
                                                                  ------------
                                             1999                     1998                     1997
                                             ----                     ----                     ----
Mortgage-related assets                     $773.0                   $550.1                   $189.6
Other assets                                 161.5                     73.4                     40.0
                                            ------                   ------                   ------
Total assets                                $934.5                   $623.5                   $229.6
                                            ======                   ======                   ======

Funding arrangements                        $617.2                   $360.8                   $121.9
Other liabilities                            127.6                    107.6                     45.0
                                             -----                    -----                   ------
Total liabilities                           $744.8                   $468.4                   $166.9
                                            ======                   ======                   ======

                                                         For the year ended December 31,
                                                         -------------------------------
                                             1999                      1998                    1997
                                             ----                      ----                    ----
Total revenues                              $114.1                    $69.7                    $36.2
Total expenses                                73.7                     43.7                     21.0
                                            ------                    -----                    -----
Net income                                  $ 40.4                    $26.0                    $15.2
                                            ======                    =====                    =====

In 1995, the Company acquired, for cash, a 50% joint venture interest in Singer, which originates, securitizes and sells various types of special assets such as lottery awards, structured settlement payments and similar obligations. In 1997, the Company acquired the remaining 50% of Singer in a series of all-stock transactions for an aggregate purchase price valued at $21.3 million. The excess (approximately $20.4 million) of the Company's aggregate cost over the fair value of the net assets of Singer represents goodwill.

Enhance Financial and Swiss Re, respectively, owns 45% equity interest in SBF Participacoes Ltda ("SBF"), a Brazilian insurance holding company, which is the parent holding company of UBF Garantias & Seguros SA, one of Brazil's largest credit insurance and surety insurance companies ("UBF"). The remainder of SBF is owned by UBF's management and private Brazilian investors. The Company anticipates that the business of UBF will expand in the Latin American insurance and other credit-related markets and opportunities. The Company's investment in SBF as of December 31, 1999 and December 31, 1998 was approximately $3.4 and $4.5 million, respectively, and is being accounted for on the equity methods of accounting.

In November 1998, the Company acquired through merger all of the outstanding shares of Alegis Group, Inc. ("Alegis"), the parent holding company of a Houston-based servicer and collector of delinquent consumer assets, the purchase price was approximately $11.7 million which approximated the fair market value of Alegis (see Note 8).

In December 1998, the Company and MGIC formed a joint venture, Sherman, with members of management thereof, to provide analytic and due diligence services to purchasers of unsecured delinquent consumer assets; purchases, services and securitizes unsecured delinquent consumer assets. The Company owns a 45.5% interest in Sherman, which is being accounted for on the equity basis of accounting. In December 1999 as part of its initial capital commitment, the Company contributed substantially all the assets of one subsidiary of Alegis and the capital stock of other subsidiaries to Sherman. At December 31, 1999, the Company had committed to contribute an aggregate $20.0 million to the capital of Sherman, approximately $9.1 million of which had been contributed as of December 31, 1999. At December 31, 1999 the Company has guaranteed $10.9 million of Sherman's credit facility, which has an outstanding balance of $21.8 million.

Total assets of the Company's unconsolidated subsidiaries and affiliates accounted for by the equity method of accounting at December 31, 1999 and 1998 were $1,275.5 and $707.2 million, respectively. Total liabilities at December 31, 1999 and 1998 were $868.4 and $507.3 million, respectively. Total net income for the years' ended December 31, 1999 and 1998 was $40.3 and $30.5 million, respectively.

NOTE 6 - INCOME TAXES

The Company files a consolidated federal income tax return with its includable subsidiaries. Subject to the provisions of a tax sharing agreement, income tax allocation is based upon separate return calculations.

On April 8, 1999, the Company completed a $13.7 million purchase of a portfolio of approximately 500 residential mortgage-backed securities consisting of residual interests in real estate mortgage investment conduits ("REMICs") (classified as Investments - Other Invested Assets). Post-closing adjustments subsequently reduced the net purchase price to $9.4 million. The transaction was structured by C-BASS, which will also manage and service the portfolio for the Company. The purchase price was financed by a short-term credit facility with an initial principal balance of $10.3 million. As of December 31, 1999, the outstanding balance of that credit facility was $3.9 million. The transaction is expected to produce pre-tax economic profits over the life of the acquired portfolio, which is anticipated to be eight to ten years and to provide tax benefits that are expected to lower the Company's effective tax rate in 1999 and beyond. The Company currently expects that it will continue to receive tax benefits from the portfolio at a level comparable to the current year at least through 2001 and will receive some additional tax benefits over a period of six to eight years thereafter. However, the amount of pre-tax economic profits and tax benefits recognized from year to year may vary significantly depending on a variety of factors relating to the portfolio, some of which are outside the control of the Company.

One of the prior owners of the portfolio has been audited by the Internal Revenue Service ("IRS"). Upon completion of that audit, the IRS determined that certain tax strategies adopted by the prior owner with respect to the portfolio were improper and should be disallowed. The prior owner disputes the IRS's determination and has filed suit in the United States Tax Court to overturn the IRS's audit adjustments relating to the portfolio. The IRS has asserted a number of theories in support of its audit position, one of which conceivably could result in the loss of a material portion of the tax benefits that the Company expects to receive from the portfolio. After reviewing the pleadings filed in the pending litigation, Company counsel has reaffirmed its advice that the Company should be able to realize the expected tax benefits associated with the portfolio. Nonetheless, given the uncertainties involved in litigation, there can be no complete assurance that the pending Tax Court litigation will not have a material adverse effect on the tax benefits that the Company expects to realize from the portfolio.

With respect to the acquired tax benefits, at December 31, 1999, the Company has recorded a $138.0 million deferred tax assets and a related deferred credit. The deferred tax asset is reduced and the deferred credit is amortized to income (as a reduction of current tax expense) as the tax benefits are realized (approximately $14.4 million for the year ended December 31, 1999). In addition, for the period from the acquisition of the portfolio in April 1999 through December 31, 1999, the Company has realized $1.4 million of investment income from the portfolio. The tax benefits result from the fact that, under the Internal Revenue Code (the "IRC"), the uniform yield to maturity method of recognizing interest income and expense on debt instruments generally causes a REMIC to recognize interest income with respect to its assets more rapidly than it recognizes interest expense with respect to its regular interests. This mismatching of interest income and expense generally results in the REMIC producing significant taxable income for the holder of the residual interest in its early years, followed by a corresponding amount of tax losses (which are deductible by the holder of the residual interest) in later years. The Company's tax benefits from the portfolio consists of the tax losses generated by the REMICs, which offset taxable income of the REMICs which was previously allocated to a prior owner of the portfolio.

At December 31, 1999, the Company did not record a deferred federal income tax liability of $14.4 million for tax losses of $41.4 million associated with the portfolio because the tax law provides a means, through the use of a particular tax strategy which the Company intends to use, by which income tax benefits associated with this portfolio will not result in future tax obligations. The tax strategy involves numerous assumptions and requires that certain steps occur in a specific order. Although the Company believes that the assumptions are reasonable and that the Company can cause the required steps to occur in the proper order, certain of the assumptions and steps are outside the control of the Company and therefore there is no assurance that all the assumptions will be satisfied or all of the steps will occur in the proper order. In addition, this tax strategy is based on current law and there is no assurance that new laws, regulations or court decisions will not be enacted or occur that render the tax strategy ineffective. If (i) the Company were to dispose of the portfolio other than in accordance with its currently anticipated tax strategy, (ii) the Company were to determine that the Company would be unable or it would be unadvisable to utilize the tax strategy, (iii) current tax law were to change, or (iv) there were an unfavorable determination by the IRS regarding the Company's tax strategy, the Company may be required to record a deferred federal income tax liability for and/or recapture all or a significant portion of the tax losses associated with the portfolio that the Company previously recognized ($14.4 million as of December 31, 1999).

The investment in the portfolio ($10.9 million at December 31, 1999) is carried at estimated market value (which approximates cost) and is classified on the consolidated balance sheet as Investment - Other Investment Assets.

The components of the Company's consolidated provision for income taxes are as follows (in 000s):

                                                                   Year Ended December 31,
                                                    -------------------------------------------------
                                                      1999                1998                1997
                                                      ----                ----                ----
Current income taxes                                $ 14,569             $10,815             $10,311
Deferred income taxes                                (13,749)             19,535              14,839
                                                    --------             -------             -------
    Tax provision                                   $    820             $30,350             $25,150
                                                    ========             =======             =======

A reconciliation from the tax provision calculated at the federal statutory rate of 35% to the actual tax is as follows (in 000s):

                                                                    Year Ended December 31,
                                                    -------------------------------------------------
                                                           1999               1998               1997
                                                           ----               ----               ----
Tax provision at statutory rate                        $  24,305            $ 39,482           $ 32,884
Tax exempt interest and dividends                        (10,283)             (9,796)            (7,878)
Residential mortgage backed securities                   (14,406)                  -                  -
Other, net                                                 1,204                 664                144
                                                       ---------            --------           --------
    Actual tax provision                               $     820            $ 30,350           $ 25,150
                                                       =========            ========           ========

The components of the net deferred income tax asset and liability as of December 31, 1999 and 1998 are as follows (in 000s):

                                                  December 31, 1999                    December 31, 1998
                                                  -----------------                    -----------------
                                              Assets          Liabilities          Assets          Liabilities
                                              ------          -----------          ------          -----------
Contingency reserves                          $     -           $ 34,242           $     -           $ 49,129
Deferred policy acquisition costs                   -             41,816                 -             36,327
Deferred premium revenue                            -             13,693                 -             10,060
Unrealized capital gains                            -                  -                 -             14,106
Unrealized capital losses                       9,212                  -                 -                  -
Assignment sales income                             -             26,536                 -             16,689
Alternative minimum tax
     credit carry forward                           -                  -             8,545                  -
Losses and LAE reserves                         7,306                  -             4,241                  -
Deferred income                                   652                  -             1,455                  -
Impairment of investment asset                  1,855                  -                 -                  -
Accrued expenses                                4,686                  -             2,903                  -
Net operating loss                             22,689                  -             1,781                  -
Other - net                                     2,031              1,557             2,559              4,009
Residential mortgage-backed securities
     acquired tax benefits                    138,000                  -                 -                  -
                                              -------           --------           -------           --------
                                             $186,431           $117,844           $21,484           $130,320
                                              =======           ========           =======           ========

Prepaid federal income taxes includes Tax and Loss Bonds of $24.8 million and $29.3 million as of December 31, 1999 and 1998, respectively.

At December 31, 1999, the Company has net operating loss carryforwards of $12 million which expire in 2019.

NOTE 7 - LONG-TERM DEBT AND CREDIT FACILITY

The carrying value of the Company's indebtedness is as follows (in 000s):

                                                                           December 31,
                                                                -----------------------------------
                                                                  1999                       1998
                                                                  ----                       ----
Debentures, due 2003                                            $  75,000                 $  75,000
Short term debt                                                   113,941                    54,290
                                                                ---------                 ---------
    Total                                                       $ 188,941                 $ 129,290
                                                                =========                 =========

The debentures were issued at par and bear interest at 6.75% payable in March and September each year. The debentures are non-callable obligations of Enhance Financial.

Enhance Financial maintains an unsecured credit facility through a credit agreement (the "Credit Agreement") with major commercial banks providing for borrowing by Enhance Financial of up to $100 million due June 27, 2000, (which was temporarily increased by $25 million from September 29, 1999 through March 31, 2000) to be used for general corporate purposes. Advances under the Credit Agreement bear interest at variable LIBOR-based rates. The average interest rate paid on such advances in 1999 was 6.02%. The Credit Agreement prohibits the Company from incurring additional indebtedness to the extent the resulting total would exceed 25% of the Company's total capitalization as defined or 50% of sum of the Insurance Subsidiaries combined statutory surplus and contingency reserves, and includes certain covenants, none of which significantly restricts the Company's operating activities or dividend-paying ability. The total outstanding under the Credit Agreement at December 31, 1999 was $110 million.

In 1995, the Company entered into a reverse interest-rate swap transaction based on a notional amount of $50 million over the term equal to the remaining term of Enhance Financial's 6.75% Debentures. On June 1, 1995, the Company terminated the swap and realized a gain on termination in the amount of $4.6 million. The gain ($1.8 million at December 31, 1999) has been deferred and is being amortized over the original term of the swap.

See Note 6 for credit facility relating to Other Invested Assets.

NOTE 8 - SHAREHOLDERS' EQUITY AND DIVIDENDS

In December 1996, the board of directors terminated the then existing repurchase program and authorized the repurchase of up to 1,500,000 shares of its common stock from that date. Enhance Financial purchased 666,394 and 355,850 shares of its common stock at an average price of $26.72 and $19.73 per share in 1998 and 1997 respectively. No shares were repurchased in 1999.

In connection with the repurchase program, Enhance Financial entered into a forward purchase agreement during 1997 regarding 256,394 shares of its common stock at a forward purchase price of $21.25 per share. The agreement settles quarterly on a net basis in shares of Enhance Financial stock or in cash at Enhance Financial's election. To the extent that the market price of Enhance Financial common stock on a settlement date was higher (lower) than the forward purchase price, the net differential was received (paid) by Enhance Financial. During 1998, settlements resulted in Enhance Financial receiving 106,394 shares, which were recorded as treasury shares. The agreement terminated in June 1998 after Enhance Financial repurchased the full amount under the program.

During 1998, Enhance Financial issued 454,473 shares of common stock in connection with its acquisition of Alegis Group Inc. (See Note 5).

During 1997, Enhance Financial issued 1,006,228 shares of common stock in connection with its acquisition of the remaining 50% ownership interest in Singer (See Note 5).

In 1996, Swiss Reinsurance Company ("Swiss Re") acquired from Enhance Financial and one of its shareholders, respectively 1,200,000 and 800,000 shares of Enhance Financial common stock at a purchase price of $12.24 per share. In 1997, Swiss Re acquired an additional 1,400,000 shares of Enhance Financial common stock in the open market.

Under the terms of the Credit Agreement, the maximum amount of dividends which may be paid by Enhance Financial as of December 31, 1999 was $9.6 million. In connection with the Company's two-for-one stock split in June 1998, an additional 40,000,000 shares of common stock were authorized.

NOTE 9 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED MATURITY SECURITIES - The fair values of fixed maturity securities are based on quoted market prices or dealer quotes. For private placements, fair value approximates amortized cost.

SHORT-TERM INVESTMENTS - Fair values of short-term investments are assumed to equal cost.

OTHER INVESTED ASSETS - The fair value of the residential mortgage-backed securities is based on the present value of the estimated net future cash flows, including annual distributions of net cash proceeds from the exercise of call rights using relevant market information.

DEFERRED PREMIUM REVENUE - The fair value of the Company's deferred premium revenue, net of prepaid reinsurance premium, is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under market conditions. This figure was determined by using the statutory basis unearned premiums adjusted for ceding commission based on current market rates.

LOSS AND LOSS ADJUSTMENT RESERVES - The carrying amount, net of reinsurance recoverable on unpaid losses, is composed of the present value of the expected cash flows for specifically identified claims combined with a general estimate for non-specific reserves. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

LONG-TERM DEBT - The fair value is estimated based on the quoted market prices for the same or similar issue or on the current rates offered to the Company for debt of the same remaining maturities.

SHORT-TERM DEBT -The fair value of short-term debt, which bears interest at variable rates, is assumed to equal the carrying value of the debt.

DERIVATIVE INSTRUMENTS - The fair values of foreign currency contracts are based on the estimated termination values as of the balance sheet date. The fair values of interest rate swaps and forward treasury lock agreements (notional amounts of $65 million and $15 million, respectively, at December 31,1999) are determined by the Company using relevant market information and appropriate valuation methodologies.

The carrying amounts and estimated fair values of these financial instruments are as follows (in 000s):

                                            DECEMBER 31, 1999                    DECEMBER 31, 1998
                                            -----------------                    -----------------
                                       Carrying        Estimated Fair        Carrying        Estimated Fair
                                        Amount             Value              Amount             Value
                                        ------             -----              ------             -----
ASSETS:
Fixed maturity securities              $923,570           $927,437           $891,142          $900,166
Common stock                                839                839                839               839
Short-term investments                   34,657             34,657             50,794            50,794
Other invested assets                    10,935             10,935                  -                 -

LIABILITIES:
Deferred premium revenue (net)          337,316            294,667            308,215           267,574
Loss and loss adjustment
    expense reserve (net)                49,684             49,684             33,739            33,739
Long-term debt                           75,000             74,010             75,000            78,083
Short-term debt                         113,941            113,941             54,290            54,290

DERIVATIVE INSTRUMENTS:
Foreign currency contracts                    -                  -                256               256
Forward treasury lock
    agreements                                77                77               (664)             (664)
Interest rate swap agreements                536               536                  -                 -

NOTE 10 - INSURANCE IN FORCE

The Company principally insures and reinsures financial guaranties issued to support public and private borrowing arrangements, including commercial paper, bond financings, and similar transactions. Financial guaranties are conditional commitments which guaranty the performance of a customer to a third party.

The Company's potential liability in the event of nonperformance by the issuer of the insured obligation is represented by its proportionate share of the aggregate outstanding principal and interest payable ("insurance in force") on such insured obligation. At December 31, 1999, the Company's aggregate insurance in force was $85.6 billion. The Company's insured portfolio as of December 31, 1999 was broadly diversified by geographic and bond market sector with no single credit representing more than 1.3% of the Company's net insurance in force.

The composition of the Company's insurance in force by type of issue and by state of issue was as follows (in billions):

TYPE OF ISSUE                                                           December 31,
                                                                        ------------
                                                             1999                          1998
                                                             ----                          ----
General obligation and other tax backed                     $22.9                         $21.0
Non-municipal                                                12.2                          15.3
Utilities                                                    16.8                          11.2
Health care                                                   8.0                           7.1
Airport/Transportation                                        9.2                           7.7
Housing                                                       1.5                           1.5
Other municipal                                               5.3                           5.1
Other insurance businesses                                    9.7                           6.8
                                                              ---                           ---
    Total                                                   $85.6                         $75.7
                                                            =====                         =====

STATE OF ISSUE                                                          December 31,
                                                                        ------------
                                                            1999                          1998
                                                            ----                          ----
California                                                 $ 9.4                         $ 8.9
New York                                                     9.7                           8.1
Florida                                                      5.4                           4.7
Texas                                                        5.0                           4.3
Pennsylvania                                                 4.2                           3.7
Illinois                                                     3.5                           3.3
Other (each less than 3.5% for 1999 and
     3.3% for 1998)                                         48.4                          42.7
                                                            ----                          ----
         Total                                             $85.6                         $75.7
                                                           =====                         =====

The Company manages its exposure to credit risk through a structured underwriting process which includes detailed credit analysis, review of primaries' underwriting guidelines, surveillance policies and procedures, and the use of reinsurance.

NOTE 11 - EMPLOYEE BENEFITS

The Company maintains non-contributory defined benefit pension plans, including a non-qualified restoration pension plan effective July 1, 1999, for the benefit of all eligible employees. Employer contributions are based upon a fixed percentage of employee salaries determined at the discretion of the Company. Plan assets consist of domestic equity and high quality fixed income securities.

The actuarially computed net pension cost for 1999, 1998 and 1997, using the projected unit credit actuarial method of attribution includes the following components (in 000s):

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                                     1999           1998            1997
                                                                     ----           ----            ----
Service cost                                                        $1,707         $1,022           $900
Interest cost                                                          726            485            494
Expected return on plan assets                                        (394)          (415)          (377)
Amortization of  transition obligation                                   1              2              2
Amortization of prior service cost                                     246             53             53
Recognized net actuarial gain                                         (139)          (129)          (101)
                                                                     -----          -----           -----
Net periodic benefits cost                                          $2,147         $1,018           $971
                                                                    ======         ======           ====

The following table sets forth the funding status of the plans and the accrued pension cost recognized in the Company's consolidated balance sheets at December 31, 1999 and 1998 (in 000s):

                                                                                     December 31,
                                                                                     ------------
                                                                                1999              1998
                                                                                ----              ----
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                                        $13,241           $8,131
Service cost                                                                     1,707            1,022
Interest cost                                                                      726              485
Actuarial gains                                                                 (2,018)          (1,092)
Benefits paid                                                                   (2,294)          (1,463)
                                                                               -------          -------
Benefit obligation at year end                                                  11,362            7,083
                                                                               -------          -------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                                   4,637            4,726
Actual return on plan assets                                                       628              810
Employer contribution                                                                -              565
Benefits paid                                                                   (2,294)          (1,463)
                                                                               -------          -------
Fair value of plan assets at end of year                                         2,971            4,638
                                                                                 -----          -------
Funded Status                                                                   (8,391)          (2,445)
Unrecognized transition obligation                                                  11               13
Unrecognized prior service cost                                                  6,820              907
Unrecognized net actuarial gain                                                 (4,057)          (3,624)
                                                                               -------          -------
Accrued benefit cost                                                           $(5,617)         $(5,149)
                                                                               ========         ========

Actuarial assumptions utilized to determine the projected benefit obligation and estimated unrecognized net actuarial gain were as follows:

                                                                          Year ended December 31,
                                                                          -----------------------
                                                                   1999            1998            1997
                                                                   ----            ----            ----
Discount rate                                                      8.0%            7.0%            7.0%
Expected return on plan assets                                     8.5%            8.5%            8.5%
Rate of compensation increase                                      6.0%            6.0%            6.0%

In addition to pension benefits, the Company provides certain health care benefits for retired employees. Substantially all employees of Enhance Financial and the Insurance Subsidiaries may become eligible for these benefits if they reach retirement age while working for the Company.

The net post-retirement benefit cost for 1999, 1998, and 1997 was $180,000, $140,000, and $127,000, respectively, and includes service cost, interest cost and amortization of the transition obligation and prior service cost.

At December 31, 1999 and 1998 the accumulated post-retirement benefit obligation was $896,000 and $715,000, respectively, and was not funded. At December 31, 1999, the discount rate used in determining the accumulated post-retirement benefit obligation was 8% and the health care trend was 10.5%, graded down to 5.5% after 12 years; at December 31, 1998, the discount rate used in determining the accumulated post-retirement benefit obligation was 7% and the health care trend was 12%, graded to 6% over 7 years. A one-percentage point change in assumed healthcare cost trend rates would have the following effects (In thousands):

                                                                  1-Percentage Point     1-Percentage Point
                                                                       Increase               Decrease
                                                                       --------               --------
Effect on total of service and interest cost components                 $  35                  ($  27)
Effect on post-retirement benefit obligation                              140                    (113)

In January 1996, the Company implemented a 401(k) retirement savings plan covering substantially all employees of the Company. Under this plan, the Company provides a matching contribution of 50% on contributions up to 6% of base salary made to the plan by eligible employees. The Company's matching contributions were $275,000, $120,000, and $106,000 in 1999, 1998 and 1997,
respectively.

NOTE 12 - STOCK OPTION PROGRAMS

The Company maintains a stock option program for its key employees. Substantially all options issued under the program vest in four equal annual installments commencing one year after the date of grant. The Company also maintains a directors' option program pursuant to which directors of Enhance Financial and the Insurance Subsidiaries who are not employees of the Company are granted non-qualified stock options. Options under this program vest in two equal annual installments commencing on December 31 next following the date of grant.

In March 1998, the board of directors adopted the Director Stock Ownership Plan, which as amended, allows each outside director to elect to receive up to 100% of his or her director fees in the form of shares of common stock valued at the closing price of the common stock on the New York Stock Exchange on that date. Each eligible director is entitled to make a new election annually for that coming year's fee.

All options are exercisable at the option price, being the fair value of the stock at the date of grant. The board of directors has authorized a maximum of 11,631,050 shares of common stock to be awarded as options, of which 9,172,435 options for shares (net of expirations and cancellations) had been awarded as of December 31, 1999. Information regarding activity in the option programs follows:

                                                  Number of                                     Weighted Average
                1999 Options                       Shares           Option Price Per Share       Exercise Price
                ------------                       ------           ----------------------       --------------
Outstanding at beginning of year                  6,055,604            $7.25 - $34.281                $17.38
Granted - Employees                               1,404,768          $16.438 - $29.375                 17.82
        - Directors                                  70,000               $16.25                       16.25
Exercised                                          (192,349)           $7.25 - $28.21                  11.10
Expired or canceled                                (141,526)         $11.938 - $32.25                  25.79
                                                  ---------
Outstanding at year-end                           7,196,497            $7.25 - $34.281                 17.50
                                                  ---------
Exercisable at year-end - Employees               3,969,601            $7.25 - $34.281                 14.56
                                                  ---------
                        - Directors                 381,166           $8.563 - $29.75                  18.35


                                                  Number of                                     Weighted Average
                1998 Options                       Shares          Option Price Per Share       Exercise Price
                ------------                       ------          ----------------------       --------------
Outstanding at beginning of year                  5,635,108          $7.25   -  $29.75               $ 14.81
Granted - Employees                               1,168,980          $24.937 -  $34.281                25.49
        - Directors                                  91,000                $30.00                      30.00
Exercised                                          (666,374)         $7.25   -  $20.75                  9.89
Expired or canceled                                (173,110)         $8.00   -  $28.813                24.07
                                                   ---------
Outstanding at year-end                           6,055,604          $7.25   -  $34.281                17.38
                                                  ---------
Exercisable at year-end - Employees               3,234,202          $7.25   -  $28.844                12.21
                        - Directors                 306,166          $8.563  -  $29.75                 14.46

                                                   Number of                                     Weighted Average
                1997 Options                        Shares           Option Price Per Share       Exercise Price
                ------------                        ------           ----------------------       --------------
Outstanding at beginning of year                   5,106,220            $7.25  -  $18.25              $ 10.91
Granted - Employees                                1,220,374            $19.44 -  $28.844               27.21
        - Directors                                   91,000                 $29.75                     29.75
Exercised                                           (598,792)           $7.25  -  $17.00                 9.47
Expired or canceled                                 (183,694)           $8.00  -  $19.44                13.36
                                                   ---------
Outstanding at year-end                            5,635,108            $7.25  -  $29.75                14.81
                                                   ---------
Exercisable at year-end - Employees                3,117,688            $7.25  -  $19.44                10.27
                        - Directors                  256,666            $8.563 -  $18.25                11.07

                                        Options Outstanding                             Options Exercisable
                                        -------------------                             -------------------
                              Number           Weighted                             Number
                           Outstanding          Average           Weighted        Exercisable         Weighted
    Range of               at December         Remaining          Average        at December           Average
 Exercise Prices             31, 1999        Contract Life     Exercise Price      31, 1999         Exercise Price
$ 7.25 - $10.99             2,026,390            3.1              $ 9.07           2,026,390         $ 9.07
$11.00 - $19.99             2,677,568            8.1               15.52           1,291,495          14.22
$20.00 - $34.281            2,492,539            8.5               26.47           1,032,882          27.17
                            ---------                                              ---------
                            7,196,497                                              4,350,767
                            =========                                              =========

The Company applies the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for its stock option program. Accordingly, no compensation expense has been recognized for options granted under its stock option program, and the Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's current and past stock option programs been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                      1999                 1998                  1997
                                                      ----                 ----                  ----
Net income - as reported                            $68,624              $82,457               $68,806
           - pro forma                               66,168              $80,906               $67,475
Basic earnings per share - as reported              $  1.81              $  2.20               $  1.86
                         -  pro forma                  1.74              $  2.16               $  1.82
Diluted earnings per share - as reported            $  1.76              $  2.10               $  1.78
                           - pro forma                 1.70              $  2.06               $  1.75

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average grant date fair value of option grants were $6.78, $16.62, and $12.01 in 1999, 1998 and 1997, respectively. The following assumptions were used for option grants awarded in 1999, 1998 and 1997:

                                                                  Options Granted
                                                                  ---------------
                                                1999                   1998                   1997
                                                ----                   ----                   ----
Dividend yield                               0.8% to 1.5%           0.6% to 1.0%           0.8% to 1.1%
Volatility                                  43.7% to 54.3%         24.1% to 75.1%         18.7% to 30.3%
Risk-free interest rate                      4.7% to 6.3%           4.3% to 5.8%           5.8% to 6.7%
Assumed annual forfeiture rate                    3.0%                 3.0%                   3.0%
Expected life                                  10 years              10 years               10 years

NOTE 13 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

LEASE COMMITMENTS

The Company has committed to lease office space under non-cancelable leases which expire at various dates through August 2015. The leases provided for escalations resulting from increased assessments for taxes, utilities and maintenance. Future minimum rental payments on all leases, before any deductions for estimated sublease income, are as follows (in 000s):

YEAR ENDED DECEMBER 31,                                        OPERATING LEASES
-----------------------                                        ----------------
2000                                                                $ 2,300
2001                                                                  5,400
2002                                                                  6,100
2003                                                                  6,300
2004                                                                  6,300
Thereafter                                                           67,800
                                                                   --------
                                                                   $ 94,200
                                                                   ========

Rent expense, net of sublease income, was $3,228,000, $1,528,000, and $1,699,000, for the years ended December 31, 1999, 1998 and 1997, respectively.

COMMITMENTS - OFFICE CAPITAL IMPROVEMENTS

The Company has committed to make capital improvements to its offices in New York, New York and to purchase fixtures and furniture for such offices, in the aggregate amount of $11.0 million, net of building owner's reimbursement.

REINSURANCE AGREEMENTS

The Company is a party to facultative agreements with all, and a party to treaty agreements with all except one of, the four largest primary financial guaranty insurance companies. The Company's facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with the New York Insurance Law and to maintain a specified claims-paying ability or financial strength rating for the particular Insurance Subsidiary or (iii) upon certain changes of control of the Company. Upon termination under the conditions set forth in (ii) and (iii) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement.

OTHER

In August 1999, the senior long-term debt rating of Enhance Financial and the insurance financial strength rating of Enhance Reinsurance were downgraded from Aa3 to A2 and from Aaa to Aa2, respectively.

The Company does not believe that the downgrade of the senior long-term debt rating of Enhance Financial from Aa3 to A2 has had or should have a material adverse effect on Enhance Financial, except to the extent that it could have a material adverse effect on Enhance Re. However, such downgrade could result in an increase, which could be significant, in the costs to Enhance Financial of borrowing funds or raising capital. Similarly, any additional downgrade of the senior long-term debt rating of Enhance Financial could increase costs of borrowing funds or raising capital, or could make certain types of borrowings or capital unavailable to the Company, which could have a material adverse effect on the Company.

On February 29, 2000, Moody's advised the Company that it had placed on review for possible further downgrade both the above ratings. Moody's explained that this review will focus on the uncertainty surrounding management's strategy with respect to the Company's higher risk specialty finance businesses, the reliance on these business lines to achieve publicly stated earnings targets, the Company's future capital plans and the Company's financial flexibility. Moody's indicated that the outcome of the review will depend on the Company's future plans for achieving a balance between the financial guaranty insurance operations and the Company's other lines of business. The Company does not believe that a downgrade of Enhance Re's financial strength rating from Aa2 to Aa3, should it occur, should have a material adverse effect on Enhance Re's competitive position or Enhance Re's costs associated with cessions from primary insurers under their treaties with Enhance Re. This is because many of Enhance Re's reinsurance competitors do not have materially higher financial strength ratings from Moody's than would Enhance Re and because of the terms of the amendments of certain of its existing treaties and its new treaties with the Company's primary insurers. In cases where a prior treaty with a primary insurer remains in effect or a primary insurer had waived its rights with respect to the 1999 downgrade, any additional downgrade could result in those primary insurers recapturing business previously ceded to Enhance Re. However, a downgrade in Enhance Re's financial strength rating to (or below) A could have a material adverse effect on Enhance Re's competitive position. Such a downgrade may so diminish the value of Enhance Re's reinsurance to the primary insurers that they could either materially increase the costs to Enhance Re associated with cessions under their treaties with Enhance Re or recapture business previously ceded to Enhance. In either case, the effect of such changes could materially adversely affect the Company's ability to continue to engage in the reinsurance of monoline financial guaranty insurers business. While the Company believes that the recapture of business by the primaries would otherwise be inconsistent with their long-standing risk-management practices, such action, if it occurs and depending on its magnitude, could have a material adverse effect on the Company.


NOTE 14 - PARENT COMPANY FINANCIAL INFORMATION

The following are the condensed balance sheets of Enhance Financial as of December 31, 1999 and 1998 and its condensed statements of income and cash flows for the years ended December 31, 1999, 1998 and 1997 (in 000s).

CONDENSED BALANCE SHEETS

                                                                              December 31,
                                                                              ------------
                                                                      1999                    1998
                                                                      ----                    ----
ASSETS
Cash                                                                $     56                $  2,715
Investments                                                           19,497                   7,095
Investment in affiliated companies                                   807,848                 784,235
Other assets                                                          59,025                   4,865
                                                                    --------                --------
                                                                    $886,426                $798,910
                                                                    --------                --------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Long-term debt                                                      $ 75,000                $ 75,000
Other liabilities                                                    135,122                  61,264
Shareholders' equity                                                 676,304                 662,646
                                                                     -------                 -------
                                                                    $886,426                $798,910
                                                                    ========                ========

CONDENSED STATEMENTS OF INCOME

                                                                       Year Ended December 31,
                                                                       -----------------------
                                                               1999             1998             1997
                                                               ----             ----             ----
Total revenues                                               $    690         $    812          $   510
Total expenses                                                 21,545           17,514           14,652
                                                               ------           ------           ------
                                                              (20,855)         (16,702)         (14,142)
Equity in income of affiliates                                 79,571          102,459           77,500
Minority interest                                                 306                -                -
                                                             --------         ---------        --------
Income before income taxes                                     59,022           85,757           63,358
Income tax (expense) benefit                                    9,602           (3,300)           5,448
                                                             --------         ---------        --------
Net income                                                   $ 68,624         $ 82,457          $68,806
                                                             ========         ========          =======

CONDENSED STATEMENTS OF CASH FLOWS

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                                      1999         1998           1997
                                                                      ----         ----           ----
Cash flows from operating activities:
   Net income                                                      $  68,624     $  82,457     $  68,806
   Adjustments to reconcile net income to net cash from
     operating activities
   Equity in income of affiliates                                    (79,571)     (102,459)      (77,500)
   Other                                                             (40,273)       55,239        29,799
                                                                   ---------     ---------     ---------
Net cash provided by
  (used in) operating activities                                     (51,220)       35,237        21,105
                                                                   ---------     ---------     ---------
Cash flows from investing activities:
   Investment in affiliates net of dividends received
                                                                       6,317       (32,401)       (7,186)
   Investments activities                                            (14,852)          741        (2,396)
   Short-term investments, net                                         2,460         4,880        (4,648)
                                                                   ---------     ---------     ---------
     Net cash used in investing activities                            (6,075)      (26,780)      (14,230)
                                                                   ---------     ---------     ---------
Cash flows from financing activities:
   Capital stock                                                       3,277         9,920         7,341
   Short-term debt                                                    60,482        10,790         1,000
   Dividends paid                                                     (9,123)       (8,645)       (8,195)
   Principal payment - senior notes                                       --            --
   Reissuance of treasury stock                                           --            --
   Purchase of treasury stock                                             --       (17,807)       (7,021)
                                                                   ---------     ---------     ---------
   Net cash provided by (used in)
     financing activities                                             54,636        (5,742)       (6,875)
                                                                   ---------     ---------     ---------
Net increase (decrease) in cash                                       (2,659)         2,715            --
Cash, beginning of year                                                2,715            --            --
                                                                   ---------     ---------     ---------
Cash, end of year                                                  $      56     $   2,715     $      --
                                                                   =========     ==========    =========

NOTE 15 - MAJOR CUSTOMERS

The Company derives a substantial portion of its premium writings from a small number of primary insurers. The following table states the percentage of gross premiums written for the years ended December 31, 1999, 1998 and 1997 for the Company's four most significant primary insurers:

    For year ended
     December 31,            Insurer #1           Insurer #2            Insurer #3           Insurer #4
     ------------            ----------           ----------            ----------           ----------
         1999                   20%                   14%                   9%                   2%
         1998                   19%                   19%                  19%                   5%
         1997                   25%                   16%                   9%                   4%

This customer concentration results from the small number of primary insurance companies which are licensed to write financial guaranty insurance. Prior years' data has been restated to give retroactive effect to mergers between our primary insurers.

NOTE 16- LOSSES AND LOSS ADJUSTMENT EXPENSES

Activity in the liability for losses and loss adjustment expenses ("LAE") is summarized as follows (in 000s):

In thousands                                                      Year Ended December 31,
------------                                                      -----------------------
                                                        1999                 1998                1997
                                                        ----                 ----                ----
Balance at January 1,                                 $36,239              $33,675             $28,081
    Less reinsurance recoverables                       2,500                2,688               1,823
                                                        -----                -----               -----
Net balance at January 1,                              33,739               30,987              26,258
                                                       ------               ------              ------
Net incurred related to:
    Current year                                       16,645                6,000               6,002
    Prior years                                         9,511                4,324               3,753
                                                        -----                -----               -----
Net incurred                                           26,156               10,324               9,755
                                                       ------               ------               -----
Net paid related to:
    Current year                                        1,512                  352                 720
    Prior years                                         8,699                7,220               4,306
                                                        -----                -----               -----
Net paid                                               10,211                7,572               5,026
                                                       ------                -----               -----
Net balance at December 31,                            49,684               33,739              30,987
    Plus reinsurance recoverables                       2,286                2,500               2,688
                                                        -----                -----               -----
Balance at December 31,                               $51,970              $36,239             $33,675
                                                      =======              =======             =======

The incurred loss and paid loss information presented above is classified as "current year" and "prior year" based upon the year in which the related reinsurance contract or insurance policy was underwritten. Therefore, amounts presented as "net incurred related to prior years" are not indicative of redundancies or deficiencies in total reserves held as of prior year ends. During the years ended December 31, 1999, 1998 and 1997, the actual adverse (redundant) development of reserves held as of prior year ends was $2.3 million, $(0.2) million, and $1.5 million, respectively.

NOTE 17 - SEGMENT REPORTING

The Company has two reportable segments: insurance and asset-based businesses. The insurance segment provides credit-related insurance coverage to meet the needs of customers in a wide variety of domestic and international markets. The Company's largest insurance business is the provision of reinsurance to the monoline primary financial guaranty insurers for both municipal bonds and non-municipal obligations. The Company also provides trade credit reinsurance, financial responsibility bonds, excess-SIPC insurance and direct financial guaranty insurance. The asset-based businesses segment deals primarily with credit-based servicing and securitization of assets in underserved markets, in particular, the origination, purchase, servicing and securitization of special assets, including lottery awards, viatical settlements, structured settlement payments, sub-performing/non-performing and seller financed residential mortgages and delinquent consumer assets. The Company's reportable segments are strategic business units which are managed separately as each business requires different marketing and sales expertise.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operating earnings, which it defines as net income excluding the impact of capital and foreign exchange gains and losses, and certain non-recurring items, net of taxes. Summarized financial information concerning the Company's operating segments is presented in the following tables (in 000s):

                                                                           1999
                                                                           ----

                                                    Insurance           Asset-based            Totals
                                                    ---------           -----------            ------
Revenues from external customers                    $ 103,557              $39,013            $142,570
Interest revenue                                       56,648                1,405              58,053
Interest expense                                        9,229                1,760              10,989
Equity in income of affiliates                          2,103               17,605              19,708
Income tax expense (benefit)                           10,417               (9,597)                820
Operating earnings                                     54,524               19,473              73,997
Investments in affiliates                               8,029               99,972             108,001
Deferred policy acquisition cost                      119,213                    -             119,213
Identifiable assets                                 1,091,154              362,778           1,453,932

                                                                           1998
                                                                           ----

                                                    Insurance           Asset-based            Totals
                                                    ---------           -----------            ------
Revenues from external customers                    $ 104,820              $46,807           $ 151,627
Interest revenue                                       53,423                    -              53,423
Interest expense                                        7,223                1,277               8,500
Equity in income of affiliates                          2,054               12,012              14,066
Income tax expense                                     23,558                6,792              30,350
Operating earnings                                     66,500               16,021              82,521
Investments in affiliates                               8,201               88,666              96,867
Deferred policy acquisition cost                      103,794                    -             103,794
Identifiable assets                                 1,143,293              197,391           1,340,684

                                                                           1997
                                                                           ----

                                                    Insurance           Asset-based            Totals
                                                    ---------           -----------            ------
Revenues from external customers                    $  88,966              $30,152           $ 119,118
Interest revenue                                       50,618                    0              50,618
Interest expense                                        5,881                1,436               7,317
Equity in income of affiliates                          1,076                7,702               8,778
Income tax expense                                     19,486                5,664              25,150
Operating earnings                                     60,029                8,374              68,403
Investments in affiliates                               6,086               32,776              38,862
Deferred policy acquisition cost                       95,645                    0              95,645
Identifiable assets                                 1,074,393               97,913           1,172,306

The following are reconciliations of reportable segment revenues and profit to Enhance Financial's consolidated totals (in 000s):

                                                        1999               1998               1997
                                                      ---------          ---------          ---------
REVENUES

Total revenues from external customers for
     reportable segments                              $ 142,570          $ 151,627          $ 119,118
Total interest revenue for reportable
     segments                                            58,053             53,423             50,618
Realized (losses)/gains                                  (3,039)             2,434                657
                                                      ---------          ---------          ---------
     Total consolidated revenues                      $ 197,584          $ 207,484          $ 170,393
                                                      =========          =========          =========
NET INCOME
Operating earnings for reportable segments            $  73,997          $  82,521          $  68,403
Capital and foreign exchange (losses)/gains
     net of tax                                          (2,463)             1,398                403
Non-recurring Van-Am and other  non-recurring
     expenses, net of tax                                (2,910)            (1,462)                --
                                                      ---------          ---------          ---------
  Net income                                          $  68,624          $  82,457          $  68,806
                                                      =========          =========          =========

The Company's revenues from external customers, by product line, are as follows (in 000s):



                                                1999             1998             1997
                                               --------         --------         --------
INSURANCE:
Financial guaranty reinsurance                 $ 60,250         $ 66,264         $ 49,913
Financial guaranty direct                        11,629           10,246            6,319
Trade credit reinsurance                         20,234           15,973           19,165
Other                                            11,444           12,337           13,569

ASSET-BASED                                      39,013           46,807           30,152
                                               --------         --------         --------

TOTAL REVENUES FROM EXTERNAL CUSTOMERS         $142,570         $151,627         $119,118
                                               ========         ========         ========


NOTE 18- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

In millions except per share amounts


                                             1st Qtr.        2nd Qtr.         3rd Qtr.         4th Qtr.           Year
                                             --------        --------         --------         --------         -------
1999
Net premiums written                        $   29.5         $   34.9         $   28.9         $   39.7         $  133.0
Premiums earned                                 24.3             26.1             24.9             28.6            103.9
Investment and other income                     11.9             17.5             13.9             19.7             63.0
Assignment sales                                 8.3              8.0             12.2              2.2             30.7
Losses and loss adjustment expenses              2.8              2.6              3.8             17.0             26.2
Equity in income of affiliates                   4.7              7.9              4.5              2.6             19.7
Income before income taxes                      19.6             25.4             20.6              3.8             69.4
Net income                                      18.2             23.5             22.4              4.5             68.6

Earnings per share - Basic                  $   0.48         $   0.62         $   0.59         $   0.12         $   1.81
                                            --------         --------         --------         --------         --------
                   - Diluted                $   0.46         $   0.61         $   0.57         $   0.12         $   1.76
                                            --------         --------         --------         --------         --------

1998
Net premiums written                        $  33.7         $  27.3         $  27.6         $  40.7         $ 129.3
Premiums earned                                23.7            24.4            29.0            25.2           102.3
Investment and other income                    14.2            15.0            17.4            13.2            59.8
Assignment sales                               10.4            12.1            12.7            10.2            45.4
Losses and loss adjustment expenses             2.3             1.6             4.6             1.8            10.3
Equity in income of affiliates                  2.6             3.8             3.2             4.5            14.1
Income before income taxes                     27.1            28.2            30.8            26.7           112.8
Net income                                     19.2            20.5            22.7            20.1            82.5

Earnings per share - Basic                  $  0.51         $  0.55         $  0.61         $  0.53         $  2.20
                                            -------         -------         -------         -------         -------
                   - Diluted                $  0.49         $  0.52         $  0.58         $  0.51         $  2.10
                                            -------         -------         -------         -------         -------

NOTE 19- POST BALANCE SHEETS EVENTS

In February 2000, the Company announced that it had implemented cost control initiatives and a reduction in staff. The Company estimates a first quarter charge of approximately $1.9 million related to staff reductions.

The Company has begun a review of its strategic alternatives in order to maximize shareholder value. In February 2000 Enhance Financial engaged Morgan Stanley Dean Witter & Co. to advise the Company in connection with such review. The Company's business strategy, including without limitation, its expectations regarding sources of future growth may be changed materially following such review of strategic alternatives.

                                                                      SCHEDULE I


                              CREDIT-BASED ASSET
                              SERVICING AND SECURITIZATION
                              LLC AND AFFILIATES,



                              COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                              AND INDEPENDENT AUDITORS' REPORT

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
AND AFFILIATES

TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 36

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997:

  Combined Balance Sheets                                                    37

  Combined Statements of Operations                                          38

  Combined Statements of Owners' Equity                                      39

  Combined Statements of Cash Flows                                          40

  Notes to Combined Financial Statements                                    41-53

COMBINED SCHEDULE OF MORTGAGE-RELATED ASSETS                                 54

INDEPENDENT AUDITORS' REPORT

To the Owners of
Credit-Based Asset Servicing and Securitization LLC and Affiliates

We have audited the accompanying combined balance sheets as of December 31, 1999 and 1998, including the combined schedule of mortgage-related assets as of December 31, 1999, of Credit-Based Asset Servicing and Securitization LLC and Affiliates (the "Company") and the related combined statements of operations, owners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Credit-Based Asset Servicing and Securitization LLC and Affiliates as of December 31, 1999 and 1998, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As explained in Note 1, at December 31, 1999 and 1998, the combined financial statements include investments in mortgage-related assets valued at approximately $773 million and $550 million, respectively (83% and 88% of assets, respectively), whose values have been estimated by the Company's management in the absence of readily ascertainable market values. We have reviewed the procedures used by the Company's management in arriving at its estimate of value of such investments and have inspected the underlying documentation, and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, those estimated values may differ significantly from the values that would have been used had a ready market for the mortgage-related assets existed, and the difference could be material.


Deloitte & Touche LLP
January 6, 2000
New York, New York

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
AND AFFILIATES

COMBINED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
---------------------------------------------------------------------------------------------
ASSETS                                                               1999             1998


CASH AND CASH EQUIVALENTS                                         $6,392,918       $4,115,708

MORTGAGE-RELATED ASSETS                                          772,979,564      550,125,141

RECEIVABLE FROM BROKERS                                           59,635,548               --

LEASEHOLD IMPROVEMENTS, FURNITURE AND
  EQUIPMENT - Net                                                  9,718,224        5,857,488

SERVICING RIGHTS, GOODWILL AND OTHER
  INTANGIBLES - Net                                               38,356,757       32,078,103

SERVICING ADVANCES RECEIVABLE                                     20,920,484       12,531,238

ACCOUNTS RECEIVABLE AND OTHER ASSETS                              26,548,507       18,822,227
                                                                ------------     ------------
TOTAL ASSETS                                                    $934,552,002     $623,529,905
                                                                ============     ============


LIABILITIES AND OWNERS' EQUITY

LIABILITIES:
  Funding arrangements, including accrued interest              $340,563,022     $159,552,484
  Reverse repurchase agreements, including accrued interest      276,636,521      201,244,830
  Subordinated debt, including accrued interest                   52,850,625
  Guaranteed term agreement, including accrued interest                   --       50,300,000
  Payable for open trades                                         62,239,826       50,275,185
  Due to affiliates                                                2,029,024          334,675
  Accrued expenses and other liabilities                          10,433,819        6,656,016
                                                                ------------     ------------

          Total liabilities                                      744,752,837      468,363,190

COMMITMENTS AND CONTINGENCIES

OWNERS' EQUITY                                                   189,799,165      155,166,715
                                                                ------------     ------------

TOTAL LIABILITIES AND OWNERS' EQUITY                            $934,552,002     $623,529,905
                                                                ============     ============


See notes to combined financial statements.

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
AND AFFILIATES

COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                              1999                           1998                            1997
REVENUES:
  Gain on liquidation or securitization
    of mortgage-related assets                           $  56,382,412                  $  30,047,452                  $  22,780,440
  Unrealized (loss) gain on mortgage-
    related assets                                          (2,217,513)                     5,000,000                           --
  Servicing and subservicing fees                           28,770,067                     18,856,183                      4,723,886
  Interest income                         $ 67,280,609                   $ 33,713,981                   $ 10,288,524
  Interest expense                         (41,231,054)     26,049,555    (19,201,007)     14,512,974     (6,985,627)      3,302,897
                                          ------------                   ------------                   ------------
  Other income, net                                          5,080,029                      1,264,247                      5,373,345
                                                         -------------                  -------------                  -------------

          Total revenues                                   114,064,550                     69,680,856                     36,180,568
                                                         -------------                  -------------                  -------------

EXPENSES:
  Compensation and benefits                                 38,385,922                     21,982,160                     13,053,808
  Servicing costs                                            3,746,535                      2,752,443                      1,137,944
  Transaction costs                                          6,170,696                      3,358,550                      1,646,143
  Amortization of servicing rights,
    goodwill and other intangibles                           6,527,316                      3,952,975                      1,367,400
  Other expenses                                            18,915,336                     12,129,569                      3,770,881
                                                         -------------                  -------------                  -------------

          Total expenses                                    73,745,805                     44,175,697                     20,976,176
                                                         -------------                  -------------                  -------------

INCOME BEFORE TAXES                                         40,318,745                     25,505,159                     15,204,392

INCOME TAX BENEFIT                                             104,465                        478,571                           --
                                                         -------------                  -------------                  -------------

NET INCOME                                               $  40,423,210                  $  25,983,730                  $  15,204,392
                                                         =============                  =============                  =============

See notes to combined financial statements.

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
AND AFFILIATES

COMBINED STATEMENTS OF OWNERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
---------------------------------------------------------------------------------------------------------
                                                                            C-BASS
                                   ENHANCE              MGIC                HOLDING             TOTAL
                                -------------       -------------       -------------       -------------
BALANCE, JANUARY 1, 1997        $  18,797,361       $  15,823,337       $     497,820       $  35,118,518

  Contributions                     7,349,982           7,349,982              10,036          14,710,000

  Distribution                           --                  --              (535,825)           (535,825)

  Net income                        7,352,844           7,352,844             498,704          15,204,392
                                -------------       -------------       -------------       -------------

BALANCE, DECEMBER 31, 1997         33,500,187          30,526,163             470,735          64,497,085

  Contributions                    32,500,000          33,425,628             812,768          66,738,396

  Distribution                     (2,048,396)               --                (4,100)         (2,052,496)

  Net income                       12,455,734          12,455,734           1,072,262          25,983,730
                                -------------       -------------       -------------       -------------

BALANCE, DECEMBER 31, 1998         76,407,525          76,407,525           2,351,665         155,166,715

  Distribution                     (2,500,000)         (2,500,000)           (790,760)         (5,790,760)

  Net income                       19,377,128          19,377,128           1,668,954          40,423,210
                                -------------       -------------       -------------       -------------

BALANCE, DECEMBER 31, 1999      $  93,284,653       $  93,284,653       $   3,229,859       $ 189,799,165
                                =============       =============       =============       =============

See notes to combined financial statements.

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
----------------------------------------------------------------------------------------------------------------
                                                                 1999                1998                1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $  40,423,210       $  25,983,730       $  15,204,392
  Adjustments to reconcile net income to net cash used
    in operating activities:
    Unrealized loss (gain) on mortgage-related assets           2,217,513          (5,000,000)               --
    REMIC tax residual fee income                                    --                  --            (5,103,225)
    Depreciation and amortization                               9,333,189           5,543,864           2,041,901
    Deferred income taxes                                          (2,130)           (461,314)               --
    Equity in earnings of unconsolidated subsidiaries            (159,322)           (353,953)               --
    Changes in operating assets and liabilities:
      Increase in mortgage-related assets                    (225,071,936)       (348,000,842)       (106,374,849)
      (Increase) decrease in receivable from brokers          (59,635,548)         15,589,073         (13,514,815)
      Increase in servicing rights                            (11,911,900)         (9,333,988)           (295,550)
      Increase in accounts receivable and other assets        (16,203,350)        (17,294,505)         (8,620,733)
      Increase in payable for open trades                      11,964,641          27,440,335           8,660,581
      Increase (decrease) in due to affiliates                  1,694,349            (136,615)            (59,794)
      Increase (decrease) in accrued expenses and
        other liabilities                                       7,651,154          (2,179,771)          6,184,354
                                                            -------------       -------------       -------------
          Net cash used in operating activities              (239,700,130)       (308,203,986)       (101,877,738)
                                                            -------------       -------------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in WSAT                                                 --           (17,317,638)               --
  Purchases of leasehold improvements, furniture
    and equipment                                              (6,666,609)         (4,664,828)         (1,536,562)
  Purchase of intangible assets                                  (894,070)         (1,173,450)               --
  Distributions from unconsolidated subsidiaries                  247,146             684,803                --
                                                            -------------       -------------       -------------
          Net cash used in investing activities                (7,313,533)        (22,471,113)         (1,536,562)
                                                            -------------       -------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under reverse repurchase agreements
    and other funding facilities                              255,081,633         233,791,374          68,303,232
  (Repayments) borrowings under guaranteed term
    agreement                                                 (50,000,000)         30,000,000          20,000,000
  Issuance of subordinated debt                                50,000,000                --                  --
  Capital contributions from members                                 --            66,738,396          14,710,000
  Distributions to members                                     (5,790,760)         (2,052,496)           (535,825)
                                                            -------------       -------------       -------------
          Net cash provided by financing activities           249,290,873         328,477,274         102,477,407
                                                            -------------       -------------       -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                              2,277,210          (2,197,825)           (936,893)

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                       4,115,708           6,313,533           7,250,426
                                                            -------------       -------------       -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                      $   6,392,918       $   4,115,708       $   6,313,533
                                                            =============       =============       =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
   Interest and other financing costs                       $  37,359,833       $  18,231,531       $   6,190,477
                                                            =============       =============       =============
   Cash paid during the year for income taxes               $      37,292       $      57,217       $      39,998
                                                            =============       =============       =============


See notes to combined financial statements.
                                      -5-

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION - The accompanying financial statements present the financial position, results of operations and cash flows of Credit-Based Asset Servicing and Securitization LLC and its subsidiaries ("C-BASS") and of Litton Loan Servicing LP and its subsidiaries ("Litton") on a combined basis. All significant intercompany balances and transactions have been eliminated. C-BASS and Litton combined are hereinafter referred to as the "Company."

    Prior to January 2000, both C-BASS and Litton were owned by Enhance Financial Services Group, Inc. ("EFS") and a subsidiary of MGIC Investment Corporation ("MGIC"), each owning approximately 48%, with the remainder owned by C-BASS Holding LLC ("Holding") (collectively, the "Owners"). Holding is owned by certain members of C-BASS and Litton management. Effective January 1, 2000, the Owners contributed their interests in Litton and its general partner, Litton GP LLC, to C-BASS and Litton became an indirect, wholly-owned subsidiary of C-BASS. Also, effective January 1, 2000, each of MGIC and EFS sold 2% of its interest in the Company to certain members of senior management of C-BASS, which interests were contributed to Holding in exchange for additional interests in Holding. As a result, Holding's interest in C-BASS increased from approximately 4% to approximately 8%. Profits and losses are allocated to the Owners in accordance with their ownership percentages.

    C-BASS is a Delaware limited liability company that commenced operations on July 9, 1996. In connection with the formation of C-BASS, the Owners entered into a Transaction Agreement whereby Litton Loan Servicing, Inc. ("LLSI") (a wholly-owned subsidiary of EFS) would be transferred into a separate entity owned by the Owners in the same proportion as they owned C-BASS. To effect this transfer of ownership, a new entity, Litton, a Delaware limited partnership, was funded and capitalized by the Owners at approximately $1.0 million.

    Pursuant to the Transaction Agreement, during 1998, EFS contributed the assets and liabilities of LLSI to Litton for approximately $2.9 million. At the time of this transaction, MGIC and Holding contributed capital to Litton of approximately $925,000 and $112,000, respectively, and EFS was distributed approximately $2.0 million in cash. Because of common ownership and a continuity of operations and management, the accompanying financial statements include the operations of LLSI prior to its transfer to Litton as described above.

    The Company engages in the acquisition and resolution of delinquent single-family residential mortgage loans ("Mortgage Loans"). The Company also purchases and sells seller-financed notes ("Notes") and real estate owned ("REO"), invests in mortgage-backed securities ("Mortgage Securities") and interests in real estate mortgage investment conduit ("REMIC") residuals, and performs mortgage loan servicing and mortgage and contract collections. In addition, the Company issues mortgage-backed securities collateralized by Mortgage Loans, Mortgage Securities and/or Notes. The Company maintains several subsidiaries to perform certain activities and to hold specific assets.

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the combined financial statements include the valuation of mortgage-related assets, goodwill, servicing rights and solicitation rights and the amortization thereof.

    MORTGAGE-RELATED ASSETS - C-BASS considers itself a nonregistered investment company for financial reporting purposes. GAAP for investment companies requires that the Mortgage Loans, Mortgage Securities, Notes and REO (collectively, "Mortgage-Related Assets") owned by C-BASS be carried at their estimated fair values, with the resulting net unrealized gains and losses reflected in earnings. Litton does not own significant Mortgage-Related Assets. Mortgage-Related Assets are generally recorded as of the date of purchase or sale (trade date), unless the Company anticipates an extended period between the trade date and the settlement date, in which case the settlement date is used.

    In January 2000, Litton became an indirect subsidiary of C-BASS, and C-BASS therefore no longer met the requirement to be considered a nonregistered investment company for financial reporting purposes. Beginning in 2000, Mortgage Securities will be classified as trading securities, with unrealized gains and losses reflected in earnings. Mortgage Loans and Notes will be carried at the lower of cost or fair value, and REO will be carried at cost, subject to an impairment test. Implementation of this change in accounting will not have a significant impact on the Company's financial position or results of operations.

    a. Mortgage Securities - Securities listed or traded on any United States national exchange are valued at the last sales price of the close of the principal securities exchange on which such securities are traded or, if there are no sales, at the mean of the last bid and asked prices.

        Many of the Mortgage Securities purchased by the Company or retained in the Company's securitizations consist of below-investment grade and nonrated subordinated interests ("B-Pieces"). The timing and amount of cash flows on these securities are significantly influenced by prepayments on the underlying loans and foreclosure losses. There is generally not an active public market for such securities, and market quotations are not readily available. The fair value of these securities is estimated by management by discounting future cash flows using discount rates and credit loss and prepayment estimates that approximate current market rates, and by comparison to values used by institutions providing financing to the Company on such securities. Given the complex nature of these securities and the market for them, the values estimated by management do not necessarily represent the amounts that would be received by the Company if it sold all or a portion of its portfolio.

        The following table sets forth the geographic distribution of the mortgage loans underlying the Company's Mortgage Securities as of December 31, 1999:

                                           PERCENTAGE OF
                STATE                    PRINCIPAL BALANCE
               California                       42%
               New York                          4
               Texas                             4
               Florida                           4
               All Other(1)                     46
                                              ----
                                               100%
                                              ====

        (1) No other state contains more than 5% of the properties securing loans in the Company's Mortgage Securities portfolio.

        As of December 31, 1999, the Company used discount rates for below-investment grade and nonrated B-Pieces of 11.5% to 20% and 20% to 30%, respectively; annual prepayment estimates of 10% to 35% CPR for prime loans, 10% to 18% for FHA/VA loans, and 7.5% to 80% for sub-prime loans, and lifetime credit loss estimates of 0.15% to 15% of the original principal balances for prime loans, 0.1% to 1.5% for FHA/VA loans, and 2.5% to 6.0% for sub-prime loans.

    b. MORTGAGE LOANS AND NOTES - Mortgage Loans and Notes purchased by C-BASS are carried at estimated fair value. Fair value is generally determined based upon price quotations, broker price opinions regarding the value of the underlying collateral, and the Company's valuation model that considers the yields, maturities and characteristics of such assets and third-party indications of value under borrowing arrangements. The acquisition cost for a pool of loans is allocated to each loan in the pool based upon the Company's valuation model. Interest is accrued on mortgage loans that are less than 90 days in arrears or are reperforming. The Company also accrues interest on loans guaranteed by the Federal government, up to the amount that the Company estimates is guaranteed by the Federal government. In situations where the collateral is foreclosed on, the loans are transferred to REO upon receipt of title to the property.

    c. REAL ESTATE OWNED - Properties acquired directly are initially recorded at cost. Properties acquired through foreclosure are recorded at estimated fair value, less projected costs of disposal. Management periodically reviews each REO property's carrying value and adjusts it to fair value if changes in local real estate markets or the property's condition or situation warrant. Fair value is determined primarily on the basis of collateral value estimates obtained from real estate specialists. Sales proceeds and related costs are recognized when title has passed to the buyer.

    Interest income is recorded as earned, with purchase discounts or premiums amortized into income using the effective yield method. The gain on sale of mortgage-backed securities issued by the Company through securitization transactions is computed based on the price of the securities sold and the estimated fair value of any securities retained in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES.

    Mortgage Loans, Notes, and Mortgage Securities are primarily collateralized by residential single-family properties. These assets expose the Company to the risk that the borrowers may be unable to repay principal of and interest on the amount borrowed. At the time of purchase of Mortgage Loans and Mortgage Securities, the Company evaluates the performance of the underlying collateral and, where appropriate, the ability and willingness of the borrower to repay principal of and interest on the amount of the loan outstanding.

    CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash held by depository institutions and short-term investments with remaining maturities at acquisition of less than three months.

    INTEREST RATE SWAPS - During 1999, the Company utilized interest rate swaps in a strategy intended to reduce the impact of changes in interest rates on the value of a portion of its Mortgage-Related Assets. At December 31, 1999, the Company had outstanding an aggregate notional amount of $510.0 million. During 1999, the Company had outstanding an average of $265.4 million. With respect to all such transactions, the notional amount represents the stated principal balance used as a basis for calculating payments. On the swaps outstanding at December 31, 1999, the Company receives a floating rate ranging from 5.404% to 5.608% based on various floating rate indices and pays fixed rates ranging from 4.755% to 6.140%. The swaps expire at various periods during 2000 and 2001. The Company incurred a net expense during the year ended December 31, 1999 of approximately $804,000 which is included in interest expense. The interest rate swaps are carried at their estimated fair values, determined using quotes obtained from dealers who make a market in such securities. The unrealized gain or loss on the swaps is included in earnings with the unrealized gain or loss on Mortgage-Related Assets. The fair value of the swaps was approximately $5.0 million at December 31, 1999, and is included in Mortgage-Related Assets at December 31, 1999. The Company had no interest rate swap contracts open at December 31, 1998. The interest rate swaps expose the Company to interest rate risk, as well as to credit loss in the event of non-performance by the counterparty to the swap. The Company does not anticipate non-performance by any counterparties.

    SHORT SALES - From time to time, the Company enters into contracts to sell securities it does not own ("short sales"), in a strategy intended to reduce the impact of changes in interest rates on the value of a portion of its Mortgage-Related Assets. Under these contracts, the Company sells securities, generally mortgage-backed securities or U.S. Treasury securities, borrowed from a broker. The proceeds from the sale are retained by the broker as collateral for the Company's obligation to deliver the borrowed securities at a specified date. The Company's obligation to deliver the borrowed securities is carried at fair value in the combined balance sheet as part of "payable for open trades," with changes in such fair value included in earnings with the unrealized gain or loss on Mortgage-Related Assets. The sales proceeds retained by the broker of $54.7 million, are included in "receivable from brokers" in the combined balance sheet. At December 31, 1999, the Company had an open obligation to deliver a FNMA TBA security on January 19, 2000 with a face amount of $55.0 million and a fair value of $54.4 million. The Company is exposed to credit risk in the event of nonperformance by a broker holding the sales proceeds as collateral for the securities borrowed. The Company does not anticipate nonperformance by any broker.

    LEASEHOLD IMPROVEMENTS, FURNITURE AND EQUIPMENT - Computer hardware and software, furniture and fixtures, and leasehold improvements are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the lease term.

    CAPITALIZATION OF SOFTWARE COSTS - Costs related to the implementation of new software for internal use and costs related to development of software for external and internal use have been capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, respectively. Amortization is provided using the straight-line method over three years.

    ACCOUNTS RECEIVABLE - Accounts receivable consists of investor receivables, servicing receivables, advances and other receivables.

    Investor receivables consist primarily of amounts due from various companies which own the servicing rights on loans that the Company services under subservicing agreements. The balances in these accounts consist of subservicing fees, foreclosure advances and other miscellaneous charges incurred by the Company on behalf of the investors.

    Servicing receivables consist primarily of escrow advances and principal and interest advances.

    Escrow advances are Company payments made to escrow custodial accounts to avoid overdrafts in these accounts when tax or insurance payments are made for loans. The advances are recovered from future mortgage payments or from sale of the property or from investors if the mortgagee defaults.

    Principal and interest ("P&I") advances are Company payments to the P&I custodial accounts so that sufficient funds are available for the monthly remittance to security holders. These advances are recovered from future mortgage payments as they are received, or from sale of the property or from investors if the mortgagee defaults.

    Foreclosure advances represent foreclosure costs which are advanced by the Company as part of the mortgage loan foreclosure process and are recovered primarily from sale of the property, from investors or by filing claims with the various agencies or companies that insure the loans.

    SERVICING RIGHTS - Servicing rights ("SRs") are reported at the lower of amortized cost or fair value and are periodically evaluated for impairment based on the fair values of those rights determined by discounting estimated future net cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. The fair value of SRs at December 31, 1999 was determined using discount rates ranging from approximately 10% to 15% and prepayment rates ranging from approximately 11% to 40%. For purposes of measuring impairment, the loans underlying the SRs are stratified on the basis of type (agency or nonagency). The amount of impairment, if any, is the amount by which the amortized cost of SRs by strata exceeds the fair value of that strata. SRs are amortized in proportion to, and over the period of, estimated net servicing revenues.

    REMIC RESIDUALS - The Company has acquired residual interests in REMICs which, at acquisition, are anticipated to generate substantial amounts of taxable income, with little, if any, cash flow, in the first several years after acquisition, and approximately equal amounts of taxable losses thereafter (REMIC residuals). Generally, issuers of REMICs do not retain such residuals, instead paying investors an inducement fee to take ownership of the residual and assume the tax liability. During 1999, 1998 and 1997, the Company sold REMIC residual interests, which resulted in a gain, after payment of inducement fees to the buyers, of $2.0 million, $0.2 million and $5.1 million, respectively. C-BASS no longer acquires REMIC residual securities for its own account.

    GOODWILL AND OTHER INTANGIBLES - Goodwill and other intangibles consist of goodwill and solicitation rights. Goodwill is stated at amortized cost and is being amortized over 12 years.

    The Company owns, through acquisitions, databases of names of seller-financed noteholders. These databases ("solicitation rights") are used to solicit, via direct mail, the purchase of the note from the noteholder. Solicitation rights are being amortized over the estimated life of the databases, which range from five to nine years.

    These assets are evaluated periodically to determine whether events and circumstances have developed that warrant revision of the estimated lives of the related assets or their write-off.

    LOAN SERVICING - The fees received for loan servicing or subservicing are generally based on either a monthly fee, payable on all loans serviced, or on a percentage of the outstanding principal balance of such loans, payable from interest collected from mortgagors. Such loan servicing fees are generally credited to income monthly or when the related mortgagor payments are collected. Late charges and other fees collected from mortgagors are credited to income when collected. Loan servicing costs are charged to expense as incurred.

    INCOME TAXES - Litton is a partnership. C-BASS is a limited liability company, and as such is generally treated as a partnership for Federal income tax purposes. Thus, the taxable income or loss of C-BASS and Litton is included in the tax returns of the Owners, and no provision or liability for income taxes has been recorded related to such companies' operations in the accompanying financial statements. Litton and C-BASS may be subject to state taxes in certain jurisdictions in which they operate.

    Income taxes applicable to the Company's C-corporation subsidiaries are accounted for under the liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement and income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future.

    The primary differences between taxable income and income under GAAP include those arising from REMIC residuals and the amortization of SRs, solicitation rights and goodwill.

    In 1997, LLSI was included in the consolidated Federal income tax return of its parent, EFS. Income taxes for 1997 were computed on a separate company basis, with any current tax liability or refund settled through intercompany accounts.

    REVERSE REPURCHASE AGREEMENTS - Transactions involving sales of securities under agreements to repurchase ("reverse repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted repurchase amounts plus accrued interest. The Company is generally required to deliver the securities that collateralize the reverse repurchase agreements to the counterparties. The Company is required to maintain agreed-upon amounts of collateral with these counterparties during the term of the reverse repurchase agreements.

    RECENT ACCOUNTING PRONOUNCEMENTS - The Company adopted SFAS No. 130, Reporting Comprehensive Income, in 1998. This statement established standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses). SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company had no items of comprehensive income during 1999, 1998 and 1997.

    SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for the Company beginning January 1, 2001. The Company is currently reviewing the impact of the implementation of SFAS No. 133 on its financial statements.

    INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES - Investments in unconsolidated subsidiaries are accounted for under the equity method.

    RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform with the current year presentation.

2.  ACQUISITIONS

    In February 1998, the Company established Wynwood Servicing and Technology LLC ("WSAT") with an initial capitalization of $18 million. In separate transactions, WSAT then acquired all of the shares of Wynwood, Inc. ("Wynwood") for approximately $15.0 million and all of the operations of South Plains Mortgage Company ("South Plains") for approximately $3 million. Wynwood and its subsidiaries are engaged primarily in the business of mortgage and contract collections. South Plains is engaged in the business of acquiring Notes for resale to investors.

    WYNWOOD ACQUISITION - The Wynwood purchase agreement provides for additional earn-out payments of a maximum of approximately $7.8 million to the sellers and certain members of management, if contract servicing, solicitation rights, and note or mortgage purchase thresholds specified in the agreement are met during the four-year period following the acquisition date. C-BASS has provided the sellers a guarantee of the earn-out payments required to be made. No payment has been made under such earn-out agreements. At December 31, 1999, no liability has been recorded under the earn-out provisions.

    SOUTH PLAINS ACQUISITION - The South Plains purchase agreement provides for additional earn-out payments of a maximum of approximately $1.0 million to the sellers if certain note purchase thresholds are met during the two-year period following the acquisition date. Through December 31, 1999, the Company has paid $750,000 in earn-out payments.

3.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the Company to report the estimated fair value of its financial instruments, as defined. At December 31, 1999 and 1998, substantially all of the Company's assets and liabilities are carried at estimated fair value or contracted amounts which approximate fair value.

    Mortgage Loans, Notes, Mortgage Securities and REO are carried at estimated fair value. Assets that are recorded at contracted amounts approximating fair value consist of receivables from affiliates and certain other receivables. Similarly, the Company's short-term liabilities consist primarily of reverse repurchase agreements, amounts payable to affiliates and certain other payables. Such amounts are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and short-term maturities, or are payable upon demand, and accordingly are not materially affected by changes in interest rates. The carrying value of the Company's Senior Subordinated Notes approximates its fair value.

4.  INCENTIVE COMPENSATION

    The Company paid "sign-on" bonuses totaling approximately $1.4 million to its officers at the inception of their employment. The amounts paid were capitalized and were amortized to compensation expense over the vesting periods, which ranged from 12 to 18 months. Amortization was approximately $891,000 in 1997. The capitalized amounts were fully amortized at December 31, 1997.

    The Company has established incentive bonus programs, which set forth the guidelines for computation of incentive bonus pools based on the Company's pretax, preincentive bonus return on equity for the twelve-month periods ending June 30, net of certain unrealized gains and losses, if any, and on the performance of certain managed portfolios (see Note 9). The allocation of the bonus pool is subject to review by the Company's Board of Managers. For each of the twelve-month periods ended June 30, 1999, 1998 and 1997, the Company paid incentive compensation of approximately $9.8 million, $8.0 million and $3.4 million as payable under the incentive bonus pool in July of 1999, 1998 and 1997, respectively. The Company has accrued approximately $5.3 million at December 31, 1999 based on results of operations and estimated portfolio performance for the six months ended December 31, 1999.

5.  SERVICING RIGHTS

    The activity in the Company's SRs during 1999 and 1998 was as follows:

                                  CONTRACT         MORTGAGE
                                 SERVICING         SERVICING
                                   RIGHTS            RIGHTS             TOTAL
Balance, January 1, 1998        $       --        $  4,768,472      $  4,768,472
Acquisition of Wynwood             4,323,789              --           4,323,789
Additions                            326,446         9,007,542         9,333,988
Amortization                        (686,314)       (1,785,200)       (2,471,514)
                                ------------      ------------      ------------

Balance, December 31, 1998         3,963,921        11,990,814        15,954,735
Additions                            688,323        11,223,577        11,911,900
Amortization                        (784,347)       (3,875,713)       (4,660,060)
                                ------------      ------------      ------------

Balance, December 31, 1999      $  3,867,897      $ 19,338,678      $ 23,206,575
                                ============      ============      ============

    In addition, the Company also accrued approximately $2.1 million at December 31, 1999 as incentive to manage an asset portfolio for EFS and MGIC, for which C-BASS receive an incentive fee (see Note 9).

    Cost approximates fair value at December 31, 1999 and 1998.

    During 1997, additions to mortgage servicing rights totaled approximately $295,000 and accumulated amortization was approximately $1.6 million at December 31, 1997.

    The unpaid principal balance of mortgage loans serviced for others is not included in the accompanying combined financial statements. These balances were approximately $3.4 billion at December 31, 1999 and $3.0 billion at December 31, 1998.

    The following table sets forth the geographic distribution of the mortgage loans underlying the mortgage servicing rights portfolio as of December 31, 1999:

                                             PERCENTAGE OF
                                           PRINCIPAL BALANCE
                    STATE                      SERVICED
                    California                     22%
                    Texas                          10%
                    New York                       10%
                    Florida                         5%
                    All other(1)                   53%
                                                 ----
                                                  100%
                                                 ====

        (1) No other state contains more than 5% of the properties securing loans in the Company's mortgage servicing rights portfolio.

    At December 31, 1999, the Company had errors and omissions insurance coverage of $5.0 million and fidelity insurance coverage of $5.0 million.

    Custodial escrow balances maintained in connection with the foregoing loan servicing were a net deficit of approximately $8.3 million and $3.1 million at December 31, 1999 and 1998, respectively. The Company has made advances to cover the deficit escrow balances. Included in accounts receivable at December 31, 1999 are $10.1 million of escrow advances due from borrowers and from investors. Escrow funds are held in trust for mortgagors at various financial institutions and are not included in the accompanying combined balance sheets.

6.  GOODWILL AND OTHER INTANGIBLES

    As of December 31, 1999, goodwill and other intangible assets were comprised of the following:

                                                       1999            1998
Goodwill and other intangibles                     $ 14,867,355    $ 14,765,408
Accumulated amortization - goodwill and other
  intangibles                                        (2,418,143)     (1,101,252)
Solicitation rights                                   3,631,544       2,839,421
Accumulated amortization - solicitation rights         (930,574)       (380,209)
                                                   ------------    ------------
Total                                              $ 15,150,182    $ 16,123,368
                                                   ============    ============

7.  DEBT OBLIGATIONS

    Debt obligations are summarized as follows:

                                                            DECEMBER 31,
                                                         1999          1998
     Warehouse Line of Credit with variable
       rates of interest. At December 31,
       1999 and 1998, such rates were 5.44%
       and 5.50%, respectively. The weighted
       average interest rate during 1999
       and 1998 was 6.38% and 7.21%,
       respectively. Borrowings are secured
       by Mortgage Loans, Notes, Mortgage
       Securities, mortgage servicing advances
       and SRs.                                      $303,376,222   $146,051,893

     Guaranteed Term Agreement with interest
       at the weekly Federal Funds rate plus
       0.1%, payable monthly. At
       December 31, 1998, such rates was 5.67%.
       The weighted average interest rate
       during 1998 was 5.86%.                              --         50,000,000

     Senior Subordinated Notes due
       September 1, 2004, with interest at
       15.91% payable semi-annually.                   50,000,000         --

     Reverse repurchase agreements with
       various counterparties. Such agreements
       accrue interest at variable rates based
       on one-month LIBOR plus a range of 0.5%
       to 2.25%. At December 31, 1999 and 1998,
       such rates ranged from 6.45% to 8.48%
       and 5.80% to 9.25%, respectively. The
       weighted average interest rate during
       1999 and 1998 was 6.15% and 6.82%,
       respectively. Borrowings under such
       agreements are secured by Mortgage
       Securities and Mortgage Loans.                 275,341,535    200,939,930

     Revolving Credit Agreement with variable
       rate of interest based on LIBOR plus
       2.50%. At December 31, 1999, such rate
       was 8.98%, and at December 31, 1998,
       such rate was 7.50%. During the years
       ended December 31, 1999 and 1998, the
       weighted average interest rate was 8.59%
       and 9.12%, respectively. The borrowings
       are secured by Mortgage Loans, Notes
       and REO.                                        34,301,788     10,511,152

     Other notes and contracts payable with
       interest at rates ranging from 0% to             1,699,523      2,134,460
       18% per annum.


    The Company has a $400 million Warehouse Line of Credit Agreement (the "Warehouse Agreement") with a group of financial institutions, with a maturity date of June 19, 2000. The Warehouse Agreement provides for interest rates based on various indices, mainly Federal Funds and LIBOR, as selected by the Company. The Warehouse Agreement contains restrictive financial covenants that require the Company to meet, among other things, certain capital requirements and debt to adjusted equity ratios (as defined). The Warehouse Agreement also restricts the Company's ability to pay distributions.

    In 1997, the Company entered into a Guaranteed Term Agreement (the "Term Agreement") for a fixed amount of $20 million, later increased to $50 million. The Term Agreement was guaranteed by EFS and MG1C. The Term Agreement was repaid on July 30, 1999.

    On August 23, 1999, the Company issued $50 million of 15.91% Senior Subordinated Notes due September 1, 2004. Net proceeds, after purchasers' discount and offering expenses, was $47.4 million, resulting in a yield of approximately 17%. The Senior Subordinated Notes indenture contains restrictive financial covenants, including minimum net worth, maximum total debt to net worth, and maximum subordinated debt to net worth (as defined). The indenture also restricts the Company's ability to pay distributions. The notes may be redeemed at par plus a "make-whole" amount determined with respect to the discounted value of remaining scheduled payments.

    Included in reverse repurchase agreements are $85.6 million with Bank of America, $81.9 million with Merrill Lynch, $39.2 million with Greenwich Capital and $27.0 million with Bear Stearns. Most repurchase agreements have stated maturities of less than one year.

    In October 1998, the Company entered into a Revolving Credit Agreement with a bank (the "Credit Agreement") with a one-year term and borrowing limit of $40 million; the Credit Agreement has been extended to December, 2000.

    Substantially all of the Company's Mortgage-Related Assets, servicing rights and servicing advances are pledged as collateral under its debt obligations.

The aggregate amount of minimum payments required on debt obligations for periods after December 31, 1999 are as follows:

                    2000                                    $ 607,020,704
                    2001                                        6,449,972
                    2002                                          184,860
                    2003                                          253,459
                    2004                                       50,258,924
                    Thereafter                                    551,149
                                                            -------------
                                                            $ 664,719,068
                                                            =============

8.  INCOME TAXES

The Company has several C-Corporation subsidiaries, subject to income tax. The components of the benefit for income taxes are as follows:

                                     1999              1998             1997
                                  ----------       ----------        ---------
Current expense (benefit)         $ (102,335)      $  (17,257)       $ 228,083
Deferred benefit                      (2,130)        (461,314)        (228,083)
                                  ----------       ----------        ---------

Total benefit                     $ (104,465)      $ (478,571)       $      --
                                  ==========       ==========        =========

    At December 31, 1999 and 1998, the net deferred tax liability was comprised of the following temporary differences:

                                                 1999              1998
Deferred tax assets:
  Net operating losses                        $   173,950       $   447,425
                                              -----------       -----------

Total                                             173,950           447,425
                                              -----------       -----------
Deferred tax liabilities:
  Servicing rights and other intangibles         (772,729)       (1,012,010)
  Other                                          (154,419)         (190,743)
                                              -----------       -----------

Total                                            (927,148)       (1,202,753)
                                              -----------       -----------

Net deferred tax liability                    $  (753,198)      $  (755,328)
                                              ===========       ===========


The differences between the income tax benefit and the amount determined by applying the statutory Federal income tax rate of 34% to the pretax loss of taxable C-corporation subsidiaries at December 31, 1999 and 1998 are as follows:

                                                 1999              1998
Income tax benefit calculated at the
  statutory rate                              $  (448,062)      $  (780,095)
  Goodwill amortization (GAAP-nondeductible)      327,540           298,485
  Other                                            16,057             3,039
                                              -----------       -----------
Income tax benefit                            $  (104,465)      $  (478,571)
                                              ===========       ===========


    There was no significant difference between the 1997 tax provision and the provision determined by applying the statutory Federal income tax rate to pretax loss of taxable subsidiaries.

9.  RELATED PARTY TRANSACTIONS

    EFS - The Company occupies certain office facilities leased by EFS and reimburses EFS for its occupancy costs. The Company incurred costs totaling approximately $435,000, $288,000 and $180,000 in 1999, 1998 and 1997,
    respectively. The Company had an outstanding borrowing from EFS at December 31, 1999 of approximately $786,000. These borrowings do not bear interest and are repayable upon demand.

    EFS acquired partnerships (the "EFS partnerships") holding interests in Mortgage Securities in the second quarter of 1999, and engaged C-BASS to manage the portfolio. C-BASS receives an annual base management fee and an incentive fee based on portfolio performance. The annual incentive fee is paid out over 4 years. The total management fee is estimated to be approximately $1.5 million for 1999.

    C-BASS, as manager for the EFS Partnerships, acquired and disposed of certain mortgage securities during 1999, resulting in net proceeds payable to the EFS Partnerships of approximately $1.1 million at December 31, 1999.

    MGIC - Affiliates of MGIC provide the Company with various services, including referral of investment opportunities. During 1999, 1998 and 1997, the Company paid MGIC approximately $7,000, $16,000 and $257,000 for such services, respectively.

    MGIC acquired partnerships (the "MGIC Partnerships") holding interests in Mortgage Securities in the second quarter of 1999, and engaged C-BASS to manage the portfolio. C-BASS receives an annual base management fee and an incentive fee based on portfolio performance. The annual incentive fee is paid out over 4 years. The total management fee is estimated to be approximately $0.9 million for 1999.

    C-BASS, as manager for the MGIC Partnerships, acquired and disposed of certain mortgage securities during 1999, resulting in net proceeds payable to the MGIC Partnerships of approximately $2.0 million.

10. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are obligated under leases for office space through 2005. Minimum future lease commitments at December 31, 1999 are:

             2000                    $  2,700,490
             2001                       2,645,536
             2002                       2,350,106
             2003                       2,262,461
             2004                       1,908,471
             Thereafter                10,165,782
                                     ------------
                                     $ 22,032,846
                                     ============

WSAT leases its office space in Tacoma, Washington from WTE, L.L.C., which is 17% owned by officers and the former owners of Wynwood.

The Company is involved in various legal proceedings and pending claims arising in the ordinary course of business. The final outcome is uncertain. However, management does not expect the resolution of these matters to have a significant effect on the financial statements as of December 31, 1999.

11. DEFINED CONTRIBUTION PLANS

    The Company maintains 401(k) plans, which were established in 1997, that cover substantially all of its eligible employees. The permitted employee contributions vary among the entities comprising the Company, as do the employer matching contribution percentages. The employer matching percentages are at the Company's discretion and are subject to change. The Company's matching contributions totaled approximately $408,000 in 1999, $255,000 in 1998 and $155,000 in 1997.

                                     ******

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC
AND AFFILIATES

COMBINED SCHEDULE OF MORTGAGE-RELATED ASSETS
DECEMBER 31, 1999
--------------------------------------------------------------------------------




  NOTIONAL AMOUNT                   ISSUER                                   VALUE
MORTGAGE SECURITIES

       $ 157,907,451           C-BASS                                     $ 109,412,894
         114,961,248           PNC                                           52,155,866
          48,222,491           Merrill Lynch                                 44,727,925
         323,213,936           Other                                        158,946,641
         510,000,000           Interest rate swaps                            4,980,614
                                                                          -------------

                               Total Mortgage Securities                    370,223,940

MORTGAGE LOANS                 $448,380,000 unpaid principal balance        388,575,903

REAL ESTATE OWNED              195 Properties                                14,179,721
                                                                          -------------

TOTAL MORTGAGE-RELATED ASSETS                                             $ 772,979,564
                                                                          =============


See notes to combined financial statements.